EXECUTION VERSION

FI N° 85641
Serapis N° 20150844
XYLEM WATER TECHNOLOGIES II

Finance Contract
between the

European Investment Bank

and

Xylem Holdings S.à r.l.
as Borrower 1

and

Xylem International S.à r.l.
as Borrower 2

and

Xylem Inc.
as Guarantor

Luxembourg and Rye Brook, NY, 28, October 2016

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CONTENTS

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THIS CONTRACT DATED 28 OCTOBER 2016 IS MADE BETWEEN:

The European Investment Bank having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, represented by Hanna Karczewska, Head of Division and Timo Kiiha, Deputy Head of Division	(the "Bank")
of the first part;

Xylem Holdings S.à r.l. a private company with limited liability (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under No. B 77 533 and having its registered office at 11, Breedewues, L-1259 Senningerberg, Grand Duchy of Luxembourg, represented by Samir Patel, Manager, and Pascale Wagner, Manager
("Borrower 1")
of the second part;

Xylem International S.à r.l., a private company with limited liability (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies No. B 144132 and having its registered office at 11, Breedewues, L-1259 Senningerberg, Grand Duchy of Luxembourg, represented by Samir Patel, Manager, and Pascale Wagner, Manager
("Borrower 2")
of the third part; and

Xylem Inc. a company incorporated in the State of Indiana, United States of America with its registered office at 1 International Drive Rye Brook, NY 10573
United States, represented by Samir Patel, Vice President & Treasurer
(the "Guarantor")
of the fourth part.

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WHEREAS:

(1)
The Borrowers have stated that they are undertaking, through their direct and/or indirect subsidiaries, a project of research, development and innovation ("RDI") in the field of sustainable water and wastewater solutions over the period 2017-2019 at RDI units in Sweden, Germany, Italy, UK, Hungary and Austria, as more particularly described in the technical description (the "Technical Description") set out in Schedule A (the "Project").

(2)
The total cost of the Project, as estimated by the Bank, is EUR 214,600,000 (two hundred and fourteen million, six hundred thousand euros) and the Borrowers have stated that they intend to finance the Project as follows:

Source	Amount (Million EUR)
Own funds	109.6
Credit from the Bank	105
TOTAL	214.6

(3)	In order to fulfil the financing plan set out in Recital (2), the Borrowers have requested from the Bank a credit equivalent to EUR 105,000,000 (one hundred and five million euros) in aggregate.

(4)
The Bank, considering that the financing of the Project falls within the scope of its functions, and having regard to the statements and facts cited in these Recitals, has decided to give effect to the Borrowers’ request providing to them a credit in an amount equivalent to EUR 105,000,000 (one hundred and five million euros) in aggregate under this Finance Contract (the "Contract"); provided that the amount of the Bank loan shall not, in any case, exceed 50% (fifty per cent) of the total cost of the Project set out in Recital (2).

(5)
The board of managers of each of the Borrowers has authorised the borrowing of the sum of EUR 105,000,000 (one hundred and five million euros) in aggregate represented by this credit on the terms and conditions set out in this Contract and in Annex I.

(6)
The financial obligations of the Borrowers under this Contract are to be guaranteed by the Guarantor under a guarantee and indemnity (the "Guarantee") by execution of a guarantee and indemnity agreement in form and substance satisfactory to the Bank (the "Guarantee Agreement").

(7)
The Statute of the Bank provides that the Bank shall ensure that its funds are used as rationally as possible in the interests of the European Union; and, accordingly, the terms and conditions of the Bank's loan operations must be consistent with relevant policies of the European Union.

(8)
The Credit falls under a joint initiative between the Bank and the European Commission, which is intended as a new Bank financing instrument, to finance, inter alia, research projects and research infrastructure under the Horizon 2020 framework programme of the European Union for Research and Technological Development (2014-2020) ("Horizon 2020").

(9)
The Bank considers that access to information plays an essential role in the reduction of environmental and social risks, including human rights violations, linked to the projects it finances. The Bank has therefore established its transparency policy, the purpose of which is to enhance the accountability of the Bank's group companies towards its stakeholders and the citizens of the European Union in general, by giving access to the information that will enable them to understand its governance, strategy, policies, activities and practices.

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(10)
The processing of personal data shall be carried out by the Bank in accordance with applicable European Union legislation on the protection of individuals with regard to the processing of personal data by the EC institutions and bodies and on the free movement of such data.

NOW THEREFORE it is hereby agreed as follows:
INTERPRETATION AND DEFINITIONS

(a)	Interpretation

(i)
References in this Contract to Articles, Recitals, Schedules and Annexes are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and annexes to this Contract.

(ii)
References in this Contract to "law" mean any law (including any common or customary law) and any treaty, constitution, statute, legislation, decree, normative act, rule, regulation, judgement, order, writ, injunction, determination, award or other legislative or administrative measure or judicial or arbitral decision in any jurisdiction which has the force of law or the compliance with which is in accordance with general practice in such jurisdiction.

(iii)	References in this Contract to a provision of law are references to that provision as amended or re-enacted.

(iv)	References in this Contract to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.

(v)	In this Contract "including" and "include" shall be deemed to be followed by "without limitation" where not so followed.

(vi)	In this Contract the headings and Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Contract.

(vii)	Words imparting the plural shall include the singular and vice versa.

(viii)	In this Contract, references to "Subsidiary" and "Group" shall at all times include each of the Borrowers.

(ix)	In this Contract, references to the "relevant Borrower" in relation to a Tranche or proposed Tranche shall mean the borrower of, or proposed borrower of that Tranche or the proposed Tranche.

(b)	Definitions
In this Contract:
"Acceptance Deadline" for a notice means:

(a)	16h00 Luxembourg time on the day of delivery, if the notice is delivered by 14h00 Luxembourg time on a Business Day; or

(b)	11h00 Luxembourg time on the next following day which is a Business Day, if the notice is delivered after 14h00 Luxembourg time on any such day or is delivered on a day which is not a Business Day.

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"Accepted Tranche" means a Tranche in respect of which a Disbursement Offer has been duly accepted by the Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline.
"Authorisation" means any authorisation, consent, permit, approval, resolution, licence, exemption, filing, notarisation or registration.
"Borrower" means Borrower 1 or Borrower 2, as applicable, and in relation to a Tranche or proposed Tranche, whichever of Borrower 1 or Borrower 2 is specified in the Disbursement Offer relating to that Tranche, and “Borrowers” means both of them. For the avoidance of doubt, each Borrower shall only be liable for Loans made to it and shall not be jointly and severally liable for Loans to the other Borrower.
"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Luxembourg.
"Change-of-Control Event" has the meaning given to it in Article 4.03A(3).
"Change-of-Law Event" has the meaning given to it in Article 4.03A(4).
"Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time, and the U.S. Treasury regulations promulgated thereunder.
"Compliance Certificate" means a certificate substantially in the form set out in Schedule E.3.
"Compulsory Prepayment Event" means any fact, event or circumstance which constitutes or which would (with the expiry of a grace period, the giving of notice, the making of any determination under any Finance Document or any combination of any of the foregoing) constitute a prepayment event under Article 4.03A.
"Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period, plus

(a)	without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i)	Consolidated Interest Expense for such period;

(ii)	consolidated income tax expense for such period;

(iii)	all amounts attributable to depreciation for such period and amortization of intangible and capitalized assets for such period;

(iv)	any losses during such period attributable to the disposition of assets other than in the ordinary course of business;

(v)	any other extraordinary non-cash charges for such period;

(vi)	any non-cash expenses for such period resulting from the grant of stock options or other equity-based incentives to any director, officer or employee of the Guarantor or any Subsidiary;

(vii)	any losses attributable to early extinguishment of Financial Indebtedness or obligations under any hedging agreement;

(viii)	any unrealised non-cash losses for such period attributable to accounting in respect of any hedging agreements;

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(ix)	the cumulative effect of changes in accounting principles; and

(x)	any fees and expenses for such period in relation to the Finance Documents, and minus

(b)	without duplication and to the extent included in determining such Consolidated Net Income:

(i)	any gains during such period attributable to the disposition of assets other than in the ordinary course of business;

(ii)	any other extraordinary non-cash gains for such period;

(iii)	any gains attributable to the early extinguishment of Financial Indebtedness or obligations under any hedging agreement;

(iv)	any unrealized non-cash gains for such period attributable to accounting in respect of hedging agreements;

(v)	the cumulative effect of changes in accounting principles; and

(vi)
any cash payments made during such period with respect to noncash items added back (or that would have been added back had the Contract been in effect) in computing Consolidated EBITDA for any prior period.

For purposes of calculating Consolidated EBITDA for any period to determine the Leverage Ratio, if during such period the Guarantor or any Subsidiary shall have consummated a material acquisition or a material disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto.
"Consolidated Interest Expense" shall mean, for any period, the interest expense (including imputed interest expense in respect of capital lease obligations) of the Group for such period, determined on a consolidated basis in accordance with GAAP. Consolidated Interest Expense for any period during which any member of the Group shall have consummated a material acquisition or a material disposition shall be calculated after giving pro forma effect thereto.
"Consolidated Net Income" shall mean, for any period, the net income or loss of the Group for such period, determined on a consolidated basis in accordance with GAAP.
"Consolidated Net Tangible Assets" shall mean at any time the total of all assets appearing on the most recent consolidated balance sheet of the Group less the sum of the following items as shown on such consolidated balance sheet:

(a)
the book amount of all segregated intangible assets, including such items as goodwill, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expense less unamortized debt premium;

(b)	all depreciation, valuation and other reserves;

(c)	current liabilities;

(d)	any minority interest in the shares of stock (other than Preferred Stock) and surplus of Subsidiaries; and

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(e)	deferred income and deferred liabilities.
"Consolidated Total Indebtedness" shall mean, as of any date, the aggregate principal amount of Financial Indebtedness of the Group outstanding as of such date, determined on a consolidated basis in accordance with GAAP.
"Contract" has the meaning given to it in Recital (4).
"Credit" has the meaning given to it in Article 1.01.
"Credit Rating" means the higher of the two lowest Credit Ratings in case of three or more, or the lower in case of two, or the current rating in case of one of any of the following ratings as assigned by a Rating Agency in respect of the Guarantor:

(a)	the rating assigned to the Guarantor's most recent unsecured and unsubordinated medium or long term debt;

(b)	the Long Term Issuer Credit Rating (or equivalent) defined as such by Standard and Poor's Ratings Group or its successor;

(c)	the Corporate Credit Rating (or equivalent) defined as such by Standard and Poor's Ratings Group or its successor;

(d)	the Long Term Issuer Default Rating (or equivalent) defined as such by Fitch Ratings Limited or its successor; or

(e)	the Long Term Issuer Rating (or equivalent) defined as such by Moody's Investors Service, Inc. or its successor, provided that in each of the cases (b) to (e) above the terms defined shall be deemed to refer to any equivalent term irrespective of the definition given to it and excludes any rating qualified by the terms "National Scale", "NSR", "Local", "Local Currency", "Domestic" or "Domestic Currency".
"Criminal Offence" means any of the following criminal offences as applicable: fraud, corruption, coercion, collusion, obstruction, money laundering and financing of terrorism.
"Default" means an Event of Default or any fact, event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under any Finance Document or any combination of any of the foregoing) constitute an Event of Default.
"Deferment Indemnity" means an indemnity calculated on the amount of disbursement deferred or suspended at the percentage rate (if higher than zero) by which:
the interest rate net of the Margin that would have been applicable to such amount had it been disbursed to the relevant Borrower on the Scheduled Disbursement Date exceeds

-	the Relevant Interbank Rate (one month rate) less 0.125% (12.5 basis points), unless this value is less than zero, in which case it will be set at zero.
Such indemnity shall accrue from the Scheduled Disbursement Date to the actual disbursement date or, as the case may be, until the date of cancellation of the Accepted Tranche in accordance with this Contract.

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"Disbursement Acceptance" means a copy of the Disbursement Offer duly countersigned by the Borrower.
"Disbursement Acceptance Deadline" means the date and time of expiry of a Disbursement Offer as specified therein.
"Disbursement Offer" means a letter substantially in the form set out in Schedule C.1.
"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Contract; or

(b)
the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or a Borrower preventing that party:

(i)	from performing its payment obligations under this Contract; or

(ii)	from communicating with other parties,
and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.
"Environment" means the following, in so far as they affect human health and social well-being:

(a)	fauna and flora;

(b)	soil, water, air, climate and the landscape; and

(c)	cultural heritage and the built environment,
and includes, without limitation, occupational and community health and safety matters and working conditions.
"Environmental Approval" means any Authorisation required by Environmental Law.
"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.
"Environmental Law" means:

(a)	EU law, standards and principles;

(b)	national laws and regulations; and

(c)	applicable international treaties,
of which a principal objective is the preservation, protection or improvement of the Environment.
"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with a Borrower or the Guarantor, is treated as a single employer under Section 414(b) or (c) of the Code,

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or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
"ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan other than events for which the 30 days' notice period has been waived; (b) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standards with respect to any Plan; (d) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of a Borrower or the Guarantor or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by a Borrower or the Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by a Borrower or the Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or the Guarantor or any ERISA Affiliate of any notice, that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in "endangered" or "critical" status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (g) the occurrence of a "prohibited transaction" with respect to which a Borrower or the Guarantor or any of its Subsidiaries is a "disqualified person" (within the meaning of Section 4975 of the Code), or with respect to which a Borrower or the Guarantor or any such Subsidiary could otherwise be liable.
"EURIBOR" has the meaning given to it in Schedule B.
"EUR" or "euro" means the lawful currency of the Member States of the European Union which from time to time adopt or have adopted it as their currency in accordance with the relevant provisions of the Treaty on European Union and the Treaty on the Functioning of the European Union or their succeeding treaties.
"Event of Default" means each of the events specified in Articles 10.01A and/or 10.01B.
"Final Availability Date" means the date which is 18 months after the date of this Contract.
"Finance Documents" means this Contract, the Guarantee Agreement, the Up-front Fee Letter and any other document designated as such by the Bank and the Borrowers.
"Financial Indebtedness" of any person means all indebtedness representing money borrowed or the deferred purchase price of property (other than trade accounts payable) or any capitalised lease obligation, which in any case is created, assumed, incurred or guaranteed in any manner by such person or for which such person is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise). For the avoidance of doubt, the term "Financial Indebtedness" shall not include obligations under hedging agreements.
"Fixed Rate" means an annual interest rate determined by the Bank in accordance with the applicable principles from time to time laid down by the governing bodies of the Bank for loans made at a fixed rate of interest, denominated in the currency of the Tranche and bearing equivalent terms for the repayment of capital and the payment of interest. Fixed Rate shall include the Margin.
"Fixed Rate Tranche" means a Tranche on which Fixed Rate is applied.
"Floating Rate" means a fixed-spread floating interest rate, that is to say an annual interest rate determined by the Bank for each successive Floating Rate Reference Period equal to the Relevant Interbank Rate plus the Spread.

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"Floating Rate Reference Period" means each period from one Payment Date to the next relevant Payment Date; the first Floating Rate Reference Period shall commence on the date of disbursement of the Tranche.
"Floating Rate Tranche" means a Tranche on which Floating Rate is applied.
"FRB" means the Board of Governors of the Federal Reserve System of the United States.
"GAAP" means, in respect of each Borrower, generally accepted accounting principles in Luxembourg, or, with respect to any other company, generally accepted accounting principles in the jurisdiction of incorporation of the relevant company.
"GBP" means pounds sterling, being the lawful currency of the United Kingdom.
"Group" means the Guarantor and the Subsidiaries (including the Borrowers) and "member of the Group" means any of them.
"Guarantee" has the meaning given to it in Recital (6).
"Guarantee Agreement" has the meaning given to it in Recital (6).
"Guarantor" has the meaning given to it in Recital (6).
“Horizon 2020 Legal Basis” means the Regulation 1291/2013 of the European Parliament and of the Council of 11 December 2013 establishing Horizon 2020 and Council Decision of 3 December 2013 establishing the specific programme implementing Horizon 2020.
"IFRS" means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
"Indemnifiable Prepayment Event" means a prepayment event under Article 4.03A other than paragraph 4.03A(2) or 4.03A(5).
"Interest Revision/Conversion" means the determination of new financial conditions relative to the interest rate, specifically the same interest rate basis ("revision") or a different interest rate basis ("conversion") which can be offered for the remaining term of a Tranche or until a next Interest Revision/Conversion Date, if any, for an amount which, at the proposed Interest Revision/Conversion Date, is not less than EUR 10,000,000 (ten million euros) or the equivalent thereof.
"Interest Revision/Conversion Date" means the date, which shall be a Payment Date, specified by the Bank pursuant to Article 1.02B in the Disbursement Offer or pursuant to Article 3 and Schedule D.
"Interest Revision/Conversion Proposal" means a proposal made by the Bank pursuant to Schedule D.
"Interest Revision/Conversion Request" means a written notice from a Borrower, delivered at least 75 (seventy-five) days before an Interest Revision/Conversion Date, requesting the Bank to submit to it an Interest Revision/Conversion Proposal. The Interest Revision/Conversion Request shall also specify:

(a)	Payment Dates chosen in accordance with the provisions of Article 3.01A;

(b)	the preferred repayment schedule chosen in accordance with Article 4.01; and

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(c)	any further Interest Revision/Conversion Date chosen in accordance with Article 3.01A.
"IRS" means the US Internal Revenue Service.
"Leverage Ratio" shall mean, at any time, the ratio of (a) Consolidated Total Indebtedness at such time to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters.
"LIBOR" has the meaning given to it in Schedule B.
"Loan" means the aggregate amount of Tranches disbursed from time to time by the Bank under this Contract.
"Luxembourg" means the Grand Duchy of Luxembourg.
"Margin" means the component of the rate of interest quantified in Article 3.01A.
"Market Disruption Event" means any of the following circumstances:

(a)	there are, in the reasonable opinion of the Bank, events or circumstances adversely affecting the Bank's access to its sources of funding;

(b)
in the opinion of the Bank, funds are not available from its ordinary sources of funding in order to adequately fund a Tranche in the relevant currency and/or for the relevant maturity and/or in relation to the reimbursement profile of such Tranche;

(c)	in relation to a Tranche in respect of which interest is or would be payable at a Floating Rate:

(A)
the cost to the Bank of obtaining funds from its sources of funding, as determined by the Bank, for a period equal to the Floating Rate Reference Period of such Tranche (i.e. in the money market) would be in excess of the applicable Relevant Interbank Rate;

or

(B)
the Bank determines that adequate and fair means do not exist for ascertaining the applicable Relevant Interbank Rate for the relevant currency of such Tranche or it is not possible to determine the Relevant Interbank Rate in accordance with the definition contained in Schedule B.

For the purposes of Article 1.06B(b), "Tranche" will mean a Tranche as offered under Article 1.02B.
"Material Adverse Change" means any event or change of condition which has a material adverse effect on:

(a)	the ability of a Borrower or respectively the Guarantor to perform its payment obligations under any Finance Document;

(b)	the business, operations or financial condition of the Group taken as a whole; or

(c)	the validity or enforceability of the rights or remedies of the Bank under any Finance Document.

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"Material Subsidiary" shall mean, at any time, each Subsidiary accounting for more than 5% of the consolidated revenues of the Guarantor for the most recent period of four consecutive fiscal quarters of the Guarantor, as applicable, or more than 5% of the consolidated total assets of the Guarantor at the end of such applicable period; provided that if at the end of or for any such period of four consecutive fiscal quarters all Subsidiaries that are not Material Subsidiaries shall account for more than 10% of the consolidated revenues of the Guarantor or more than 10% of the consolidated total assets of the Guarantor, the Guarantor shall designate sufficient Subsidiaries as "Material Subsidiaries" to eliminate such excess (or if the Guarantor shall have failed to designate such Subsidiaries within 10 Business Days, Subsidiaries shall automatically be deemed designated as Material Subsidiaries in descending order based on the amounts of their contributions to consolidated total assets until such excess shall have been eliminated), and the Subsidiaries so designated or deemed designated shall for all purposes of this Contract constitute Material Subsidiaries.
"Maturity Date" means the last or sole repayment date of a Tranche specified pursuant to Article 4.01A(b)(iv) or Article 4.01B.
"Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
"Payment Date" means: the annual, semi-annual or quarterly dates specified in the Disbursement Offer until the Interest Revision/Conversion Date, if any, or the Maturity Date, save that, in case any such date is not a Relevant Business Day, it means:

(a)
for a Fixed Rate Tranche, the following Relevant Business Day, without adjustment to the interest due under Article 3.01B except for those cases where repayment is made in a single instalment according to Article 4.01B, when the preceding Relevant Business Day shall apply instead to this single instalment and last interest payment and only in this case, with adjustment to the interest due under Article 3.01B; and

(b)
for a Floating Rate Tranche, the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with corresponding adjustment to the interest due under Article 3.01C.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
"Permitted Disposal" means a disposal for fair market value and at arm's length:

(a)	made in the ordinary course of trading of the disposing entity; or

(b)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(c)	made with the prior written consent of the Bank; or

(d)	where the disposal would not result or is not likely to result in a Material Adverse Change;
in each case, for the avoidance of doubt, other than assets forming part of the Project which may not be disposed of pursuant to Article 6.05(b) and all shares in Subsidiaries holding assets forming part of the Project which may not be disposed of.

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"Permitted Security" means:

(a)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(b)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(i)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(ii)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only, excluding, in each case, any Security or Quasi Security under a credit support arrangement in relation to a hedging transaction;

(c)
other than any lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code, any lien arising by operation of law and in the ordinary course of trading;

(d)	any Security or Quasi Security over or affecting any asset acquired by a member of the Group after the date of this Contract if:

(i)	the Security or Quasi Security was not created in contemplation of the acquisition of that asset by a member of the Group; and

(ii)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group;

(e)
any Security or Quasi Security over or affecting any asset of any company which becomes a member of the Group after the date of this Contract, where the Security or Quasi Security is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Security or Quasi Security was not created in contemplation of the acquisition of that company; and

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company;

(f)	any Security or Quasi Security entered into pursuant to or to secure amounts arising under this Contract or the Guarantee;

(g)
any Security or Quasi Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(h)	any Security or Quasi Security created over the receivables transferred under a Permitted Securitisation; or

(i)
any Security or Quasi Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi Security given by any member of the Group other than any permitted

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under paragraphs (a) to (h) above) does not exceed the greater of USD 150,000,000 (or its equivalent in another currency or currencies) and 10% of Consolidated Net Tangible Assets.
"Permitted Securitisation" means a securitisation entered into by a member or members of the Group, in which:

(a)	the aggregate outstanding or principal value of the receivables transferred to the securitisation vehicle by all members of that Group under that securitisation, when aggregated with:

(i)	the aggregate outstanding value of all other receivables transferred under all other Permitted Securitisations which have been completed by that time; and

(ii)
the book value of any Security, sale, transfer or disposal permitted under Article 7.02(e)(z), does not exceed the greater of USD 150,000,000 (one hundred and fifty million dollars) (or its equivalent in another currency or currencies) and 10% of Consolidated Net Tangible Assets; and

(b)	that member of the Group receives at completion of the securitisation, as consideration for the receivables transferred, a cash sum of no less than the market value of the receivables transferred.
"Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by a Borrower or the Guarantor or any ERISA Affiliate.
"Preferred Stock" means any capital stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.
"Prepayment Amount" means the amount of a Tranche to be prepaid by a Borrower in accordance with Article 4.02A.
"Prepayment Date" means the date, which shall be a Payment Date, on which a Borrower proposes (or is required) to effect prepayment or cancellation of a Prepayment Amount.
"Prepayment Indemnity" means in respect of any principal amount to be prepaid or cancelled, the amount communicated by the Bank to a Borrower as the present value (as of the Prepayment Date) of the excess, if any, of:

(a)
the interest net of the Margin that would accrue thereafter on such amount over the period from the Prepayment Date to the Interest Revision/Conversion Date, if any, or the Maturity Date, if it were not prepaid or cancelled; over

(b)	the interest that would so accrue over that period, if it were calculated at the Redeployment Rate, less 0.15% (fifteen basis points).
The said present value shall be calculated at a discount rate equal to the Redeployment Rate, applied as of each relevant Payment Date.
"Prepayment Notice" means a written notice from the Bank to the Borrower in accordance with Article 4.02C.
"Prepayment Request" means a written request from the Borrower specifying, amongst other things, the Prepayment Amount and the Prepayment Date in accordance with Article 4.02A.

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"Principal Bank Facility" means any working capital or syndicated credit facility or bilateral borrowing arrangement or note purchase agreement pursuant to which the Guarantor or any other member of the Group is allowed to borrow an aggregate principal amount in excess of USD 50,000,000 (or the equivalent thereof in any other currency).
"Project" has the meaning given to it in Recital (1).
"Quasi-Security" has the meaning given to it in Article 7.02.
"Rating Agency" means any of (a) Standard and Poor's Financial Services LLC, (b) Fitch Ratings Limited and (c) Moody's Investors Service, Inc. or their respective successors.
"Redeployment Rate" means the Fixed Rate excluding the Margin in effect on the day of the indemnity calculation for fixed-rate loans denominated in the same currency and which shall have the same terms for the payment of interest and the same repayment profile to the Interest Revision/Conversion Date, if any, or the Maturity Date as the Tranche in respect of which a prepayment is proposed or requested to be made. For those cases where the period is shorter than 48 months (or 36 months in the absence of a repayment of principal during that period) the most closely corresponding money market rate equivalent will be used, that is the Relevant Interbank Rate minus 0.125% (12.5 basis points) for periods of up to 12 (twelve) months. For periods falling between 12 and 36/48 months as the case may be, the bid point on the swap rates as published by ICAP in Reuters for the related currency and observed by the Bank at the time of calculation will apply.
"Relevant Business Day" means:

(a)
for EUR, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 (TARGET2) is open for the settlement of payments in EUR; and

(b)	for any other currency, a day on which banks are open for general business in the principal domestic financial centre of the relevant currency.
"Relevant Interbank Rate" means:

(a)	EURIBOR for a Tranche denominated in EUR;

(b)	LIBOR for a Tranche denominated in GBP or USD; and

(c)	the market rate and its definition chosen by the Bank and separately communicated to a Borrower, for a Tranche denominated in any other currency.
"Relevant Jurisdiction" means in relation to a Borrower or Guarantor (i) its jurisdiction of incorporation and (ii) any jurisdiction where it conducts its business.
"Reportable Event" means any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).
"Scheduled Disbursement Date" means the date on which a Tranche is scheduled to be disbursed in accordance with Article 1.02B.
"SEC" means the U.S. Securities and Exchange Commission.

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"Security" means any mortgage, pledge, lien, charge, assignment, hypothecation, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
“Sensus Acquisition” means the purchase, directly or indirectly, by the Guarantor of the shares in Sensus USA Inc., a company duly incorporated under the laws of Delaware, Sensus Metering Systems (Luxco 1) S.à r.l., a Luxembourg société à responsabilité limitée, and each of their direct and indirect subsidiaries.
“Sensus Acquisition Agreement” means that certain Share Purchase Agreement dated as of as of August 15, 2016 among Sensus Worldwide Limited, Sensus Industries Limited, Sensus USA Inc., the Guarantor and Xylem Luxembourg S.à r.l., a Luxembourg société à responsabilité limitée.
“Sensus Closing Date” means the date, if any, on which the Sensus Acquisition is consummated.
"Solvent" means as to the Guarantor that as of the date of determination both (a) (i) the sum of the Guarantor's debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (ii) the Guarantor is able to pay the probable liabilities on the Guarantor's then existing debts as they become absolute and matured; and (iii) the Guarantor has not incurred, does not believe (and has no reason to believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) the Guarantor is "solvent" within the meaning given that term and similar terms under applicable US laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (discounted to present value at rates believed to be reasonable by the Guarantor acting in good faith).
"Spread" means the fixed spread to the Relevant Interbank Rate (being either plus or minus) determined by the Bank including the Margin and notified to a Borrower in the relevant Disbursement Offer or Interest Revision/Conversion Proposal.
"Subsidiary" means all entities which are consolidated with the Guarantor in accordance with generally accepted accounting principles and practices in effect from time to time in the United States of America (US GAAP).
"Technical Description" has the meaning given to it in Recital (1).
"Tranche" means each disbursement made or to be made under this Contract.
“Up-front Fee” has the meaning given to that term in Article 1.08.
“Up-front Fee Letter” means the letter between Borrower 1 and the Bank dated on or about the date of this Contract setting out the amount of the Up-front Fee payable under Article 1.08.
"US" means the United States of America.
"USD" means United States Dollars, being the lawful currency of the United States of America.
"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

(c)	Luxembourg Terms

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Without prejudice to the generality of any provision of this Contract, in this Contract where it relates to a Luxembourg entity, a reference to:

(a)
a receiver, liquidator, administrator, administrative receiver or similar officer includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(b)
a lien or security interest includes, without limitation, any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(c)	person being unable to pay its debts includes, without limitation, that person being in a state of cessation de paiements;

(d)	constitutional documents includes, without limitation, its up-to-date (restated) articles of association (statuts coordonnés).

ARTICLE 1
Credit and Disbursements

1.01	Amount of Credit
By this Contract the Bank establishes in favour of the Borrowers, and the Borrowers accept, the credit in an amount equivalent of up to EUR 105,000,000 (one hundred and five million euros) in aggregate for the financing of the Project (the "Credit").

1.02	Disbursement procedure

1.02A	Tranches
The Bank shall disburse the Credit in up to 5 (five) Tranches. The amount of each Tranche, if not being the undrawn balance of the Credit, shall be in a minimum amount of or equivalent to EUR 15,000,000 (fifteen million euros).

1.02B	Disbursement Offer
Upon request by a Borrower, provided that no event mentioned in Article 1.06B has occurred and is continuing, the Bank shall send to that Borrower a Disbursement Offer for the disbursement of a Tranche. The latest time for receipt by a Borrower, of a Disbursement Offer is 10 (ten) days before the Final Availability Date. The Disbursement Offer shall specify:

(a)	the amount and currency of the Tranche;

(b)	the Scheduled Disbursement Date, which shall be a Relevant Business Day, falling at least 10 (ten) days after the date of the Disbursement Offer and on or before the Final Availability Date;

(c)	the interest rate basis of the Tranche, being: (A) a Fixed Rate Tranche; or (B) a Floating Rate Tranche all pursuant to the relevant provisions of Article 3.01A;

(d)	the interest payment periodicity for the Tranche, in accordance with the provisions of Article 3;

(e)	the first Payment Date for the Tranche;

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(f)	the terms for repayment of principal for the Tranche, in accordance with the provisions of Article 4.01;

(g)	the first and last repayment dates of principal for the Tranche;

(h)	the Interest Revision/Conversion Date, if requested by a Borrower, for the Tranche;

(i)	for a Fixed Rate Tranche, the Fixed Rate and for a Floating Rate Tranche the Spread, applicable until the Interest Revision/Conversion Date, if any, or until the Maturity Date; and

(j)	the Disbursement Acceptance Deadline.

1.02C	Disbursement Acceptance
The relevant Borrower may accept a Disbursement Offer by delivering a Disbursement Acceptance to the Bank no later than the Disbursement Acceptance Deadline. The Disbursement Acceptance shall be accompanied:

(a)
by the IBAN code (and appropriate format in line with local banking practice) and SWIFT BIC of the relevant Borrower's bank account to which disbursement of the Tranche should be made in accordance with Article 1.02D; and

(b)
by evidence of the authority of the person or persons authorised to sign the Disbursement Acceptance and the specimen signature of such person or persons or a declaration by the relevant Borrower that no change has occurred in relation to the authority of the person or persons authorised to sign Disbursement Acceptances under this Contract.

If a Disbursement Offer is duly accepted by the relevant Borrower in accordance with its terms on or before the Disbursement Acceptance Deadline, the Bank shall make the Accepted Tranche available to the relevant Borrower in accordance with the relevant Disbursement Offer and subject to the terms and conditions of this Contract.
The relevant Borrower shall be deemed to have refused any Disbursement Offer which has not been duly accepted in accordance with its terms on or before the Disbursement Acceptance Deadline.

1.02D	Disbursement Account
Disbursement shall be made to the account of a Borrower as that Borrower shall notify in writing to the Bank in accordance with Article 1.02C(a).
Only one account may be specified for each Tranche.

1.03	Currency of disbursement
Subject to availability, disbursement of each Tranche shall be made in EUR or any other currency that is widely traded on the principal foreign exchange markets.
For the calculation of the sums available to be disbursed in currencies other than EUR, and to determine their equivalent in EUR, the Bank shall apply the rate published by the European Central Bank in Frankfurt, available on or shortly before submission of the Disbursement Offer as the Bank shall decide.

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1.04	Conditions of disbursement

1.04A	First Tranche
The disbursement of the first Tranche under Article 1.02 is conditional upon receipt by the Bank in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the first Tranche, of the following documents or evidence:

(a)
evidence that the execution of this Contract by each Borrower has been duly authorised and that the person or persons signing the Contract on behalf of each Borrower is/are duly authorised to do so together with the specimen signature of each such person or persons;

(b)
evidence that the Borrowers have obtained all necessary Authorisations required in connection with this Contract and the Project or, if none are required, a declaration by the Borrowers, signed by a person or persons duly authorised to act on behalf of the Borrowers, that no Authorisations are required in connection with this Contract or the Project;

(c)	the duly executed Guarantee Agreement;

(d)
evidence that the execution of the Guarantee Agreement by the Guarantor has been duly authorised and that the person or persons signing the Guarantee Agreement on behalf of the Guarantor is/are duly authorised to do so together with the specimen signature of each such person or persons (unless such specimen signatures are provided under paragraph (a) above);

(e)
the duly executed solvency certificate in the form set out in Schedule F, together with evidence that the execution of the solvency certificate by the Borrowers has been duly authorised and that the person or persons signing the solvency certificate on behalf of the Borrowers is/are duly authorised to do so together with the specimen signature of each such person or persons;

(f)
in respect of the Guarantor, a certificate of good standing (or equivalent) issued as of a recent date by the Secretary of State or other appropriate official of the Guarantor's jurisdiction of incorporation, organisation or formation and principal place of business;

(g)
an English law legal opinion of Allen & Overy LLP in relation to enforceability of the Finance Documents (as to English law), governmental consents, registration requirements, stamp duties and choice of law in a form satisfactory to the Bank;

(h)
a Luxembourg law legal opinion of Stibbe Avocats, Luxembourg in relation to the Borrowers covering, inter alia, status, powers and authority, non-conflict, governmental consents, registration requirements, stamp duties, choice of law and recognition of judgments opinion, in a form satisfactory to the Bank;

(i)
an Indiana law legal opinion of Barnes & Thornburg LLP in relation to the Guarantor covering, inter alia, status, powers and authority, non-conflict, governmental consents, registration requirements, stamp duties, choice of law, recognition of judgements; in a form satisfactory to the Bank;

(j)
a Delaware law legal opinion in relation to (i) choice of law (ii) recognition of judgements (iii) that it is not necessary under the laws of Delaware in order to enable the Bank to enforce its rights against the Guarantor under the Guarantee Agreement or this Contract or by reason of the execution of those documents or the performance by the Bank of its obligations under those documents, that the Bank should be licensed, qualified or otherwise entitled to carry on business in Delaware and (iv) the Bank is not and will not be deemed to be resident, domiciled or carrying on business in Delaware by reason only of the execution, performance and/or enforcement of the Guarantee Agreement or this Contract; in a form satisfactory to the Bank;

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(k)	evidence of compliance with Article 6.10;

(l)	evidence that the process agents referred to in Article 11.03 and article 3.9 of the Guarantee Agreement have accepted their appointment; and

(m)
evidence that the Bank has received payment in full of all fees, costs and expenses then due from the Borrowers in relation to this Contract (including the Up-front Fee) and of all fees, costs and expenses then due from the Guarantor in relation to the Guarantee Agreement, it being anticipated that, apart from the execution of the Guarantee Agreement on or about the same date as this Contract and apart from (k) and (m), each of these conditions are expected to be progressed as soon as practical after signing.

1.04B	All Tranches
The disbursement of each Tranche under Article 1.02, including the first, is conditional upon:

(a)
receipt by the Bank in form and substance satisfactory to it, on or before the date falling 5 (five) Business Days before the Scheduled Disbursement Date for the proposed Tranche, of the following documents or evidence:

(i)	a certificate from both of the Borrowers in the form of Schedule E.1;

(ii)	a certificate from the Guarantor in the form of Schedule E.2;

(iii)	evidence of the authority of the person or persons authorised to sign the certificates under paragraphs (i) and (ii) above and the specimen signature of such person or persons;

(iv)
a copy of any other authorisation or other document, opinion or assurance which the Bank has notified the Borrowers is necessary or desirable in connection with the entry into, delivery and performance of, and the transactions contemplated by, the Contract or the Guarantee Agreement or the validity and enforceability of the same.

(b)	that on the Scheduled Disbursement Date for the proposed Tranche:

(i)	the representations and warranties which are repeated pursuant to Article 6.12 are correct in all material respects; and

(ii)	no event or circumstance which constitutes or would with the passage of time or giving of notice under this Contract constitute:
(aa)    a Default, or
(bb)    a prepayment event under Article 4.03,
has occurred and is continuing unremedied or unwaived or would result from the disbursement of the proposed Tranche.

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1.05	Deferment of disbursement

1.05A	Grounds for deferment
Upon the written request of the relevant Borrower, the Bank shall defer the disbursement of any Accepted Tranche in whole or in part to a date specified by that Borrower being a date falling not later than 6 (six) months from its Scheduled Disbursement Date and not later than 60 days prior to the first repayment date of the Tranche indicated in the Disbursement Offer. In such case, that Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.
Any request for deferment shall have effect in respect of a Tranche only if it is made at least 5 (five) Business Days before its Scheduled Disbursement Date.
If for an Accepted Tranche any of the conditions referred to in Article 1.04 is not fulfilled as at the specified date and at the Scheduled Disbursement Date (or the date expected for disbursement in case of a previous deferment), disbursement will be deferred to a date agreed between the Bank and that Borrower falling not earlier than 5 (five) Business Days following the fulfilment of all conditions of disbursement (without prejudice to the right of the Bank to suspend and/or cancel the undisbursed portion of the Credit in whole or in part pursuant to Article 1.06B). In such case, that Borrower shall pay the Deferment Indemnity calculated on the amount of disbursement deferred.

1.05B	Cancellation of a disbursement deferred by 6 (six) months
The Bank may, by notice in writing to the relevant Borrower, cancel a disbursement which has been deferred under Article 1.05A by more than 6 (six) months in aggregate. The cancelled amount shall remain available for disbursement under Article 1.02.

1.06	Cancellation and suspension

1.06A	Borrower's right to cancel
The Borrowers may at any time by notice in writing to the Bank from them both cancel, in whole or in part and with immediate effect, the undisbursed portion of the Credit. However, the notice shall have no effect in respect of an Accepted Tranche which has a Scheduled Disbursement Date falling within 5 (five) Business Days of the date of the notice.

1.06B	Bank's right to suspend and cancel

(a)
The Bank may, by notice in writing to the Borrowers, suspend and/or cancel the undisbursed portion of the Credit in whole or in part at any time and with immediate effect, upon the occurrence of an event or circumstance mentioned in Article 4.03A and in Articles 10.01A and 10.01B or an event or circumstance which would with the passage of time or giving of notice under this Contract constitute an event under Article 4.03A or a Default.

(b)	The Bank may also suspend the portion of the Credit in respect of which it has not received a Disbursement Acceptance with immediate effect in the case that a Market Disruption Event occurs.

(c)	Any suspension shall continue until the Bank ends the suspension or cancels the suspended amount.

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1.06C	Indemnity for suspension and cancellation of a Tranche

1.06C(1)	SUSPENSION
If the Bank suspends an Accepted Tranche, whether upon an Indemnifiable Prepayment Event or an event mentioned in Article 10.01, the relevant Borrower shall pay to the Bank the Deferment Indemnity calculated on the amount of disbursement suspended.

1.06C(2)	CANCELLATION
If pursuant to Article 1.06A, the Borrowers cancel:

(a)	a Fixed Rate Tranche which is an Accepted Tranche, the relevant Borrower shall indemnify the Bank under Article 4.02B;

(b)	a Floating Rate Tranche which is an Accepted Tranche or any part of the Credit other than an Accepted Tranche, no indemnity is payable.

If the Bank cancels:

(i)	a Fixed Rate Tranche which is an Accepted Tranche upon an Indemnifiable Prepayment Event or pursuant to Article 1.05B, the relevant Borrower shall pay to the Bank the Prepayment Indemnity; or

(ii)	an Accepted Tranche upon an Event of Default, the relevant Borrower shall indemnify the Bank under Article 10.03.
Save in these cases, no indemnity is payable by the relevant Borrower upon cancellation of a Tranche by the Bank.
The indemnity shall be calculated on the basis that the cancelled amount is deemed to have been disbursed and repaid on the Scheduled Disbursement Date or, to the extent that the disbursement of the Tranche is currently deferred or suspended, on the date of the cancellation notice.

1.07	Cancellation after expiry of the Credit
On the day following the Final Availability Date, and unless otherwise specifically agreed to in writing by the Bank, the part of the Credit in respect of which no Disbursement Acceptance has been made in accordance with Article 1.02C shall be automatically cancelled, without any notice being served by the Bank to either Borrower and without liability arising on the part of either party.

1.08	Up-front fee
Borrower 1 shall pay or cause to be paid to the Bank within thirty days of the date of this Contract or, in case the disbursement of the first Tranche falls within thirty days of the signature of the Contract, on the Scheduled Disbursement Date for the first Tranche, an up-front fee (the "Up-Front Fee") in an amount set out in the Up-Front Fee Letter.

1.09	Non-utilisation fee
Borrower 1 shall pay to the Bank a non-utilisation fee calculated on the daily undrawn uncancelled balance of the Credit from the date of this Contract at a rate of 0.15% (fifteen basis points) per annum, the accrued non-utilisation fee being payable:

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(a)	on each March 31, June 30, September 30, December 31; and

(b)	on the Final Availability Date; or, if the Credit is cancelled in full under Article 1.06 prior to the Final Availability Date, on the date of cancellation.
If the date on which the non-utilisation fee is due to be paid is not a Relevant Business Day, payment shall be made on the next day, if any, of that calendar month that is a Relevant Business Day or, failing that, the nearest preceding day that is a Relevant Business Day, in all cases with a corresponding adjustment to the amount of non-utilisation fee due.

1.10	Sums due under Article 1
Sums due under Articles 1.05 and 1.06 shall be payable in the currency of the Tranche concerned. They shall be payable within 15 (fifteen) days of the relevant Borrower's receipt of the Bank's demand or within any longer period specified in the Bank's demand.

Article 2
The Loan

2.01	Amount of Loan
The Loan shall comprise the aggregate amount of Tranches disbursed by the Bank under the Credit, as confirmed by the Bank pursuant to Article 2.03.

2.02	Currency of repayment, interest and other charges
Interest, repayments and other charges payable in respect of each Tranche shall be made by the relevant Borrower in the currency in which the Tranche is disbursed.
Any other payment shall be made in the currency specified by the Bank having regard to the currency of the expenditure to be reimbursed by means of that payment.

2.03	Confirmation by the Bank
Within 10 (ten) days after disbursement of each Tranche, the Bank shall deliver to the relevant Borrower the amortisation table referred to in Article 4.01, if appropriate, showing the disbursement date, currency, the amount disbursed, the repayment terms and the interest rate of and for that Tranche.

Article 3
Interest

3.01A	Rate of interest
For the purposes of this Contract "Margin" means 59 basis points (0.59%).
Fixed Rates and Spreads are available for periods of not less than 4 (four) years or, in the absence of a repayment of principal during that period, not less than 3 (three) years.

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3.01B	Fixed Rate Tranches
The relevant Borrower shall pay interest on the outstanding balance of each Fixed Rate Tranche at the Fixed Rate quarterly, semi-annually or annually in arrear on the relevant Payment Dates as specified in the Disbursement Offer, commencing on the first Payment Date following the date on which the disbursement of the Tranche was made. If the period from the date on which disbursement was made to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
Interest shall be calculated on the basis of Article 5.01(a) at an annual rate that is the Fixed Rate.

3.01C	Floating Rate Tranches
The relevant Borrower shall pay interest on the outstanding balance of each Floating Rate Tranche at the Floating Rate quarterly, semi-annually or annually in arrear on the relevant Payment Dates, as specified in the Disbursement Offer commencing on the first Payment Date following the date of disbursement of the Tranche. If the period from the date of disbursement to the first Payment Date is 15 (fifteen) days or less then the payment of interest accrued during such period shall be postponed to the following Payment Date.
The Bank shall notify the Floating Rate to the relevant Borrower within 10 (ten) days following the commencement of each Floating Rate Reference Period.
If pursuant to Articles 1.05 and 1.06 disbursement of any Floating Rate Tranche takes place after the Scheduled Disbursement Date, the Relevant Interbank Rate applicable to the first Floating Rate Reference Period shall apply as though the disbursement had been made on the Scheduled Disbursement Date.
Interest shall be calculated in respect of each Floating Rate Reference Period on the basis of Article 5.01(b). For the avoidance of doubt, if the Floating Rate for any Floating Rate Reference Period is below zero, it will be set at zero.

3.01D	Revision or Conversion of Tranches
Where the relevant Borrower exercises an option to revise or convert the interest rate basis of a Tranche, it shall, from the effective Interest Revision/Conversion Date (in accordance with the procedure set out in Schedule D) pay interest at a rate determined in accordance with the provisions of Schedule D.

3.02	Interest on overdue sums
Without prejudice to Article 10 and by way of exception to Article 3.01, if the Borrower fails to pay any amount payable by it under the Contract on its due date, interest shall accrue on any overdue amount payable under the terms of this Contract from the due date to the date of actual payment at an annual rate equal to:

(a)	for overdue sums related to Floating Rate Tranches, the applicable Floating Rate plus 2% (200 basis points);

(b)	for overdue sums related to Fixed Rate Tranches, the higher of (a) the applicable Fixed Rate plus 2% (200 basis points) or (b) the Relevant Interbank Rate plus 2% (200 basis points); and

(c)	for overdue sums other than under (i) or (ii) above, the Relevant Interbank Rate plus 2% (200 basis points),

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and shall be payable in accordance with the demand of the Bank. For the purpose of determining the Relevant Interbank Rate in relation to this Article 3.02, the relevant periods within the meaning of Schedule B shall be successive periods of one month commencing on the due date.
If the overdue sum is in a currency other than the currency of the Loan, the following rate per annum shall apply, namely the relevant interbank rate that is generally retained by the Bank for transactions in that currency plus 2% (200 basis points), calculated in accordance with the market practice for such rate.

3.03	Market Disruption Event
In relation to a specific Accepted Tranche, if at any time between the date of receipt by the Bank of a Disbursement Acceptance in respect of such Tranche, and the date falling either thirty (30) calendar days for Tranches to be disbursed in EUR, GBD or USD, or, in the case of Tranches to be disbursed in any other currency, two Business Days prior to the Scheduled Disbursement Date, a Market Disruption Event occurs, the Bank may notify to the relevant Borrower that this clause has come into effect. In such case, the following rules shall apply:

(a)
in the case of an Accepted Tranche to be disbursed in EUR, USD or GBP, the rate of interest applicable to such Accepted Tranche until the Maturity Date or the Interest Revision/Conversion Date, if any, shall be the percentage rate per annum which is the sum of:

-	the Margin; and

-
the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank. The relevant Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding Credit shall remain available for disbursement under Article 1.02B. If the relevant Borrower does not refuse the disbursement in time, the parties agree that the disbursement and the conditions thereof shall be fully binding for both parties.

(b)
in the case of an Accepted Tranche to be disbursed in a currency other than EUR, USD or GBP, the Bank shall notify to the relevant Borrower the EUR equivalent to be disbursed on the Scheduled Disbursement Date and the relevant percentage rate as described above under (a) applicable to the Tranche until the Maturity Date or the Interest Revision/Conversion Date if any. The relevant Borrower shall have the right to refuse in writing such disbursement within the deadline specified in the notification and shall bear charges incurred as a result, if any, in which case the Bank shall not effect the disbursement and the corresponding portion of the Credit shall remain available for disbursement under Article 1.02B. If the relevant Borrower does not refuse the disbursement in time, the parties agree that the disbursement in EUR and the conditions thereof shall be fully binding for both parties.

In each case the Spread or Fixed Rate previously notified by the Bank in the Disbursement Offer shall be no longer applicable.

0015274-0000214 BK:37209258.7    24

Article 4
Repayment

4.01	Normal repayment

4.01A	Repayment by instalments

(a)
The relevant Borrower shall repay each Tranche by instalments on the Payment Dates specified in the relevant Disbursement Offer in accordance with the terms of the amortisation table delivered pursuant to Article 2.03.

(b)	Each amortisation table shall be drawn up on the basis that:

(i)
in the case of a Fixed Rate Tranche without an Interest Revision/Conversion Date, repayment shall be made annually, semi-annually or quarterly by equal instalments of principal or constant instalments consisting of principal and interest;

(ii)	in the case of a Fixed Rate Tranche with an Interest Revision/Conversion Date or a Floating Rate Tranche, repayment shall be made by equal annual, semi-annual or quarterly instalments of principal;

(iii)
the first repayment date of each Tranche shall be a Payment Date falling not earlier than 60 days from the Scheduled Disbursement Date and not later than the first Payment Date immediately following the third anniversary of the Scheduled Disbursement Date of the Tranche; and

(iv)	the last repayment date of each Tranche shall be a Payment Date falling not earlier than 4 (four) years and not later than 11 years from the Scheduled Disbursement Date.

4.01B	Single instalment
Alternatively, the relevant Borrower may repay the Tranche in a single instalment on a Payment Date specified in the Disbursement Offer, being a date falling not less than 3 (three) years or more than 7 (seven) years from the Scheduled Disbursement Date.

4.02	Voluntary prepayment

4.02A	Prepayment option
Subject to Articles 4.02B, 4.02C and 4.04, the relevant Borrower may prepay all or part of any Tranche, together with accrued interest and indemnities if any, upon giving a Prepayment Request to the Bank with at least 1 (one) month's prior notice specifying the (i) Prepayment Amount (ii) the Prepayment Date, (iii) if applicable, the choice of application method of the Prepayment Amount in line with Article 5.04(c)(i) and (iv) the contract number ("FI nr") mentioned on the cover page of this Contract.
Subject to Article 4.02C the Prepayment Request shall be binding and irrevocable.

0015274-0000214 BK:37209258.7    25

4.02B	Prepayment indemnity

4.02B(1)	FIXED RATE TRANCHE
Subject to Article 4.02B(3) below, if the relevant Borrower prepays a Fixed Rate Tranche, relevant Borrower shall pay to the Bank on the Prepayment Date the Prepayment Indemnity.

4.02B(2)	FLOATING RATE TRANCHE
Subject to Article 4.02B(3) below, the relevant Borrower may prepay a Floating Rate Tranche without indemnity on any relevant Payment Date.

4.02B(3)	NO INDEMNITY
Unless a Borrower has accepted in writing a Fixed Rate in respect of an Interest Revision/Conversion Proposal pursuant to Schedule D, prepayment of a Tranche on its Interest Revision/Conversion Date as accepted under Article 1.02C, or in accordance with Schedule C.1 or D, as the case may be, is effected without indemnity.

4.02C	Prepayment mechanics
The Bank shall notify the relevant Borrower not later than 15 (fifteen) days prior to the Prepayment Date, of the Prepayment Amount, of the accrued interest due thereon of the indemnity payable under Article 4.02B or, as the case may be, that no indemnity is due, of the method of application of the Prepayment Amount and the Acceptance Deadline.
Not later than the Acceptance Deadline, the relevant Borrower shall notify the Bank either:

(a)	that it confirms the Prepayment Notice on the terms specified by the Bank; or

(b)	that it withdraws the Prepayment Request.
If the relevant Borrower gives the confirmation under paragraph (a) above, it shall effect the prepayment. If the relevant Borrower withdraws the Prepayment Request or fails to confirm it in due time, it may not effect the prepayment. Save as aforesaid, the Prepayment Notice shall be binding and irrevocable.
The relevant Borrower shall accompany the prepayment by the payment of accrued interest and indemnity, if any, due on the Prepayment Amount.

4.03	Compulsory prepayment

4.03A	Grounds for prepayment

4.03A(1)	PROJECT COST REDUCTION
If the total cost of the Project as notified by either of the, or both, Borrowers to the Bank is reduced from the figure stated in Recital (2) to a level at which the amount of the Credit exceeds 50% (fifty per cent) of such cost, the Bank may in proportion to the reduction forthwith, by notice to the Borrowers, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan. Each Borrower shall effect payment of the amount demanded of it on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.

0015274-0000214 BK:37209258.7    26

4.03A(2)	PARI PASSU TO NON-EIB FINANCING
If a Borrower (or any other member of the Group) voluntarily prepays (for the avoidance of doubt, prepayment shall include repurchase or cancellation where applicable) a part or the whole of any other Non-EIB Financing and:

-	such prepayment is not made within a revolving credit facility (save for cancellation of the revolving credit facility); or

-	such prepayment is not made out of the proceeds of a loan having a term at least equal to the unexpired term of the Non-EIB Financing prepaid; or

-
following such prepayment the aggregate of the outstanding Loan and any other direct loans from the Bank constitutes more than 50% (fifty per cent.) of the aggregate outstanding Non-EIB Financing to the Group, the Bank may, by notice to the Borrowers, cancel the undisbursed portion of the Credit and demand prepayment of the Loan. The proportion of the Loan that the Bank may require to be prepaid shall be the same as the proportion that the prepaid amount of the Non-EIB Financing bears to the aggregate outstanding amount of all Non-EIB Financing.
Each Borrower shall effect payment of the amount demanded from it on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article, "Non-EIB Financing" includes any loan, (save for the Loan and any other direct loans from the Bank), credit bond or other form of financial indebtedness or any obligation for the payment or repayment of money originally granted to a Borrower or the Guarantor or the Group for a term of more than 3 (three) years.

4.03A(3)	CHANGE OF CONTROL
A Borrower shall promptly inform the Bank if a Change-of-Control Event has occurred.
At any time after the occurrence of a Change-of-Control Event, the Bank may, by notice to the Borrower cancel the undisbursed portion of the Credit and demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
Each Borrower shall effect payment of the amount demanded of it on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article:

(a)	a "Change-of-Control Event" occurs if:

(i)	any person or group of persons acting in concert shall have acquired beneficial ownership of more than 30% of the outstanding voting shares of the Guarantor;

(ii)
during any period of 12 consecutive months, commencing after the date of the Contract, individuals who on the first day of such period were directors of the Guarantor (together with any replacement or additional directors who were

0015274-0000214 BK:37209258.7    27

nominated or elected by a majority of directors then in office) cease to constitute a majority of the board of directors of the Guarantor; or

(iii)	the Guarantor ceases to be the beneficial owner directly, or indirectly through wholly-owned subsidiaries, of the issued share capital of either of the Borrowers; and

(b)	"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal).

4.03A(4)	CHANGE OF LAW
A Borrower shall promptly inform the Bank if a Change-of-Law Event has occurred. In such case, or if the Bank has reasonable cause to believe that a Change-of-Law Event has occurred, the Bank may request that the Borrowers consult with it. Such consultation shall take place within 30 (thirty) days from the date of the Bank's request. If, after the lapse of 30 (thirty) days from the date of such request for consultation the Bank is of the reasonable opinion that the effects of the Change-of-Law Event cannot be mitigated to its satisfaction, the Bank may by notice to the Borrowers, cancel the undisbursed portion of the Credit and/or demand prepayment of the Loan, together with accrued interest and all other amounts accrued or outstanding under this Contract.
Each Borrower shall effect payment of the amount demanded from it on the date specified by the Bank, such date being a date falling not less than 30 (thirty) days from the date of the demand.
For the purposes of this Article "Change-of-Law Event" means the enactment, promulgation, execution or ratification of or any change in or amendment to any law, rule or regulation (or in the application or official interpretation of any law, rule or regulation) that occurs after the date of this Contract and which, in the reasonable opinion of the Bank, would materially impair either Borrower's ability to perform its payment obligations under this Contract or the Guarantor's ability to perform its payment obligations under the Guarantee Agreement.

4.03A(5)	ILLEGALITY
If it becomes unlawful in any applicable jurisdiction for the Bank to perform any of its obligations as contemplated in this Contract or to fund or maintain the Loan, the Bank shall promptly notify the Borrowers and the Bank may immediately (i) suspend or cancel the undisbursed portion of the Credit and/or (ii) demand prepayment of the Loan on the date indicated by the Bank in its notice to the Borrowers.

4.03B	Prepayment mechanics
Any sum demanded by the Bank pursuant to Article 4.03A, together with any interest or other amounts accrued or outstanding under this Contract including, without limitation, any indemnity due under Article 4.03C, shall be paid on the date indicated by the Bank in its notice of demand.

4.03C	Prepayment indemnity
In the case of an Indemnifiable Prepayment Event, the indemnity, if any, shall be determined in accordance with Article 4.02B.
If, moreover, pursuant to any provision of Article 4.03A the relevant Borrower prepays a Tranche on a date other than a relevant Payment Date, that Borrower shall indemnify the Bank in such amount

0015274-0000214 BK:37209258.7    28

as the Bank shall certify is required to compensate it for receipt of funds otherwise than on a relevant Payment Date.

4.4	General
A prepaid amount may not be reborrowed. This Article 4 shall not prejudice Article 10.

Article 5
Payments

5.01	Day count convention
Any amount due by way of interest, indemnity or fee from either Borrower under this Contract, and calculated in respect of a fraction of a year, shall be determined on the following respective conventions:

(a)	in respect of interest and indemnities due under a Fixed Rate Tranche, a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days;

(b)
in respect of interest and indemnities due under a Floating Rate Tranche, a year of 360 (three hundred and sixty) days but 365 (three hundred and sixty five) days (invariable) for GBP/PLN/ZAR and the number of days elapsed;

(c)	in respect of fees, a year of 360 (three hundred and sixty) days (but 365 (three hundred and sixty five) days (invariable) for fees due in GBP/PLN/ZAR) and the number of days elapsed.

5.02	Time and place of payment
Unless otherwise specified, all sums other than sums of interest, indemnity and principal are payable within 15 (fifteen) days of the relevant Borrower's receipt of the Bank's demand.
Each sum payable by either Borrower under this Contract shall be paid to the respective account notified by the Bank to the relevant Borrower. The Bank shall indicate the account not less than 15 (fifteen) days before the due date for the first payment by the relevant Borrower and shall notify any change of account not less than 15 (fifteen) days before the date of the first payment to which the change applies. This period of notice does not apply in the case of payment under Article 10.
The Borrower shall indicate in each payment made hereunder the contract number ("FI nr") found on the cover page of this Contract.
A sum due from either Borrower shall be deemed paid when the Bank receives it.
Any disbursements by and payments to the Bank under this Contract shall be made using account(s) acceptable to the Bank. For the avoidance of doubt, any account in the name of the Borrower held with a duly authorized financial institution in the jurisdiction where the Borrower is incorporated or where the Project is undertaken is deemed acceptable to the Bank.

5.03	Disruption to Payment Systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by either Borrower that a Disruption Event has occurred:

0015274-0000214 BK:37209258.7    29

(a)
the Bank may, and shall if requested to do so by a Borrower consult with that Borrower with a view to agreeing with that Borrower such changes to the operation or administration of the Contract as the Bank may deem necessary in the circumstances;

(b)
the Bank shall not be obliged to consult with either Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

(c)
the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.03.

5.04	Application of sums received

(a)	General
Sums received from the relevant Borrower shall only discharge its payment obligations if received in accordance with the terms of this Contract.

(b)	Partial payments
If the Bank receives a payment that is insufficient to discharge all the amounts then due and payable by a Borrower under this Contract, the Bank shall apply that payment:

(i)	first, in or towards payment pro rata of any unpaid fees, costs, indemnities and expenses due under this Contract;

(ii)	secondly, in or towards payment of any accrued interest due but unpaid under this Contract;

(iii)	thirdly, in or towards payment of any principal due but unpaid under this Contract; and

(iv)	fourthly, in or towards payment of any other sum due but unpaid under this Contract.

(c)	Allocation of sums related to Tranches

(i)	In case of:

-
a partial voluntary prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied pro rata to each outstanding instalment or, at the request of the Borrower, in inverse order of maturity; and

-
a partial compulsory prepayment of a Tranche that is subject to a repayment in several instalments, the Prepayment Amount shall be applied in reduction of the outstanding instalments in inverse order of maturity.

(ii)
Sums received by the Bank following a demand under Article 10.01 and applied to a Tranche, shall reduce the outstanding instalments in inverse order of maturity. The Bank may apply sums received between Tranches at its discretion.

(iii)	In case of receipt of sums which cannot be identified as applicable to a specific Tranche, and on which there is no agreement between the Bank and

0015274-0000214 BK:37209258.7    30

the Borrowers on their application, the Bank may apply these between Tranches at its discretion.

Article 6
Borrower undertakings and representations
The undertakings in this Article 6 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.
A. Project undertakings

6.01	Use of Loan and availability of other funds
Each Borrower shall use all amounts borrowed by it under the Loan exclusively for financing the Project (either directly or through its wholly owned subsidiaries).
Each Borrower shall ensure that it has available (either directly or through its wholly owned subsidiaries) the other funds listed in Recital (2) and that such funds are expended, to the extent required, on the financing of the Project.

6.02	Completion of Project
The Borrowers shall carry out the Project (either directly or through its direct or indirect wholly owned subsidiaries) materially in accordance with the Technical Description, as may be modified from time to time with the approval of the Bank (acting reasonably), and complete the Project by the final date specified therein.

6.03	Increased cost of Project
If the total cost of the Project exceeds the estimated figure set out in Recital (2), each Borrower shall or shall procure that one of its direct or indirect wholly owned subsidiaries shall have access to the finance to fund the excess cost without recourse to the Bank, so as to enable the Project to be completed in accordance with the Technical Description. The plans for funding the excess cost shall be communicated to the Bank without delay.

6.04	Procurement procedure
Each Borrower undertakes and shall procure that its wholly owned subsidiaries shall purchase equipment, secure services and order works for the Project (a) in so far as they apply to it or to the Project, in accordance with EU law in general and in particular with the relevant EU Directives and (b) in so far as EU Directives do not apply, by procurement procedures which, to the satisfaction of the Bank, respect the criteria of economy and efficiency and, in case of public contracts, the principles of transparency, equal treatment and non-discrimination on the basis of nationality.

6.05	Continuing Project undertakings
Each Borrower shall (and shall ensure that its relevant Subsidiaries shall) and, in the case of paragraph (f), the Guarantor shall (and shall ensure that its relevant Subsidiaries shall):

(a)	Maintenance: maintain, repair and, if necessary, renew all material property forming part of the Project as required to keep it in good working order;

0015274-0000214 BK:37209258.7    31

(b)
Project assets: unless the Bank shall have given its prior consent in writing retain title to and possession of all material assets comprising the Project or, as appropriate, replace and renew such assets and maintain the Project in substantially continuous operation in accordance with its original purpose; provided that the Bank may withhold its consent only where the proposed action would prejudice the Bank's interests as lender to either Borrower or would render the Project ineligible for financing by the Bank under its Statute or under Article 309 of the Treaty on the Functioning of the European Union;

(c)
Insurance: insure all works and property forming part of the Project with insurance companies that maintain a minimum A.M. Best rating of at least A-VIII, which insurance shall include limits and coverages that are usual and customary for business in the same industry and the like financial size and risk profile;

(d)	Rights and Permits: maintain in force all rights of way or use and all material permits, licenses, approvals or authorisations necessary for the execution and operation of the Project;

(e)	Environment:

(i)	implement and operate the Project in material compliance with Environmental Law;

(ii)	obtain and maintain requisite Environmental Approvals for the Project; and

(iii)	comply with any such Environmental Approvals; and

(f)
Integrity: take, within a reasonable timeframe, appropriate measures in respect of any member of its management bodies who has been convicted by a final and irrevocable court ruling of a Criminal Offence perpetrated in the course of the exercise of his/her professional duties, in order to ensure that such member is excluded from any Borrower’s or the Guarantor’s (as applicable) activity in relation to the Loan or the Project.

B. General undertakings

6.06	Disposal of assets

(a)
Except as provided below, a Borrower shall not, and the Guarantor shall procure that no other member of the Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily dispose of any part of its assets.

(b)	Paragraph (a) above does not apply to any disposal of assets which is a Permitted Disposal.
For the purposes of this Article, "dispose" and "disposal" includes any act effecting sale, transfer, lease or other disposal.

6.07	Compliance with laws

(a)	Each Borrower shall, and shall procure that its Subsidiaries will, comply in all respects with all laws and regulations to which it or they or the Project is subject.

(b)	The Guarantor shall, and shall procure that each Material Subsidiary shall, comply in all material respects with all laws and regulations to which it or they is subject.

0015274-0000214 BK:37209258.7    32

6.08	Change in business
Each Borrower and the Guarantor shall procure that no substantial change is made to the core business of the Borrowers, and the Guarantor shall procure that no substantial change is made to the core business of the Group as a whole, in each case from that carried on at the date of this Contract.

6.09	Merger
Each Borrower shall not, and the Guarantor shall procure that no member of the Group will, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after given effect thereto no Default shall have occurred and be continuing or would result from such transaction, (a) either of the Borrowers or the Guarantor may merge or consolidate if (i) in the case of any such merger involving a Borrower, that Borrower is the surviving entity and (ii) in the case of any other such merger, the Guarantor is the surviving entity and (b) the subsidiary, other than either of the Borrowers or the Guarantor may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to, or liquidate or dissolve into, the other Borrower or the Guarantor.

6.10	Financial covenants
Each Borrower and the Guarantor shall ensure that the Leverage Ratio shall at all times be less than 3.50:1.00; provided that, for the period, if any, beginning with the Sensus Closing Date and ending on (and including) the last day of the fourth full fiscal quarter ended after the Sensus Closing Date, each of the Borrower and the Guarantor will not permit the Leverage Ratio at any time to exceed 4.00:1.00.
Notwithstanding anything to the contrary set forth herein, until (and including) the earlier of (A) the Sensus Closing Date and (B) the date on which the Sensus Acquisition Agreement terminates or expires, any Financial Indebtedness incurred by the Guarantor to finance the Sensus Acquisition shall be disregarded for the purpose of determining compliance with this Article to the extent that, and so long as, the cash proceeds of such Indebtedness are either held in escrow on customary terms or are held by the Guarantor or any of its Subsidiaries as unrestricted cash or cash equivalents.

6.11	Books and records
Each Borrower shall ensure that it has kept and will continue to keep proper books and records of account, in which full and correct entries shall be made of all financial transactions and the assets and business of that Borrower, including expenditures in connection with the Project, in accordance with GAAP as in effect from time to time.

6.12	General Representations and Warranties

6.12A	Representations and Warranties of each Borrower and the Guarantor
Each Borrower and the Guarantor represents and warrants to the Bank that to the best of its knowledge, no funds invested in the Project by it or by another member of the Group are of illicit origin, including products of money laundering or linked to the financing of terrorism. Each Borrower and the Guarantor shall promptly inform the Bank if at any time it becomes aware of the illicit origin of any such funds.

0015274-0000214 BK:37209258.7    33

6.12B	General representations and warranties of the Borrowers
Each of the Borrowers, severally, and not jointly, represents and warrants, only with respect to itself and not with respect to the other Borrower, to the Bank that:

(a)
such Borrower is duly incorporated and validly existing with limited liability under the laws of Luxembourg and has power to carry on its business as it is now being conducted and to own its property and other assets;

(b)
such Borrower has the power to execute, deliver and perform its obligations under the Finance Documents to which it is a party and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)
subject to due authorisation of the Bank to enter into and perform its obligations under the Finance Documents and the reservations as to matters of law set out in the legal opinions provided to the Bank under Article 1.04A, the Finance Documents to which it is a party constitutes its legally valid, binding and enforceable obligations;

(d)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of the Finance Documents to which it is a party do not and will not:

(i)	contravene or conflict in any respect with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	contravene or conflict with any agreement or other instrument binding upon it which contravention or conflict is reasonably likely to result in a Material Adverse Change;

(iii)	contravene or conflict in any material respect with any provision of its constitutional documents;

(e)	there has been no Material Adverse Change since 12 July 2016;

(f)	no Default has occurred and is continuing unremedied or unwaived or would result from the disbursement of the Loan;

(g)
no litigation, arbitration, administrative proceedings or investigation against it or any of its subsidiaries is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined would reasonably be expected to be likely to result in a Material Adverse Change, nor is there subsisting against it or any of its subsidiaries any unsatisfied judgement or award;

(h)
it has obtained all necessary Authorisations required by it in connection with this Contract and in order to lawfully comply with its obligations hereunder, and the Project and all such Authorisations are in full force and effect and admissible in evidence;

(i)	the entry into the Finance Documents to which it is a party is for its intérêt social;

(j)	the entry by such Borrower into the Finance Documents to which it is a party will not violate or infringe any thin capitalisation rules applicable to that Borrower;

(k)	at the date of this Contract, no Security exists over its assets other than Permitted Security;

(l)	its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its

0015274-0000214 BK:37209258.7    34

debt instruments except for obligations mandatorily preferred by law applying to companies generally;

(m)
it is in compliance with Article 6.05(e) and to the best of its knowledge and belief (having made due and careful enquiry) no material Environmental Claim has been commenced or is threatened against it;

(n)	it is in compliance with all undertakings under Article 6 and 7;

(o)	it is not required to make any deduction for or on account of tax from any payment it may make under the Finance Documents to the Bank;

(p)	neither it, nor any of its subsidiaries is or is required to be registered as an "investment company" under the US Investment Company Act of 1940;

(q)
it is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the FRB) as in effect from time to time, and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock;

(r)
no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Change and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Change; and

(s)
subject to the reservations as to matters of law set out in the legal opinions provided to the Bank under Article 1.04A, the choice of English law as the governing law of the Finance Documents and the submission to the jurisdiction of the English courts will be recognised and enforced in England.

6.12C	General representations and warranties of the Guarantor
The Guarantor represents and warrants to the Bank that:

(a)
the Guarantor is a corporation, duly incorporated, organised or formed and in good standing under the laws of its jurisdiction of incorporation and it is duly qualified and in good standing in each other jurisdiction in which the character of its properties or the nature of its business requires such qualification except where the failure to be so qualified or in good standing would not result in a Material Adverse Change;

(b)
the Guarantor has the power to execute, deliver and perform its obligations under the Finance Documents to which it is a party and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same by it;

(c)	subject to due authorisation of the Bank to enter into and perform its obligations under the Finance Documents and the reservations as to matters of law set out in the legal opinions

0015274-0000214 BK:37209258.7    35

provided to the Bank under Article 1.04A, the Finance Documents to which it is a party constitutes its legally valid, binding and enforceable obligations;

(d)	the execution and delivery of, the performance of its obligations under and compliance with the provisions of the Finance Documents to which it is a party do not and will not:

(i)	contravene or conflict in any respect with any applicable law, statute, rule or regulation, or any judgement, decree or permit to which it is subject;

(ii)	contravene or conflict with any agreement or other instrument binding upon it which contravention or conflict is reasonably likely to result in a Material Adverse Change;

(iii)	contravene or conflict in any material respect with any provision of its constitutional documents;

(e)
the latest available consolidated audited accounts of the Group have been prepared in accordance with GAAP and have been approved by its auditors as representing a true and fair view in all material respects of the results of the Group's operations for that year and, as and from the end of the Guarantor's 2015 financial year, without any material change in accounting policies (other than where required by GAAP) from those applied in the immediately previous year;

(f)	there has been no Material Adverse Change since 12 July 2016;

(g)	no Default has occurred and is continuing unremedied or unwaived or would result from the disbursement of the Loan;

(h)
no litigation, arbitration, administrative proceedings or investigation against it or any of its Subsidiaries is current or to its knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined would reasonably be expected to be likely to result in a Material Adverse Change, nor is there subsisting against it or any of its Subsidiaries any unsatisfied judgement or award;

(i)
it has obtained all necessary Authorisations required by it in connection with this Contract and in order to lawfully comply with its obligations hereunder, and the Project and all such Authorisations are in full force and effect and admissible in evidence;

(j)	the entry into the Finance Documents to which it is a party is for its corporate benefit;

(k)	at the date of this Contract, no Security exists over its assets or over those of the Group other than Permitted Security;

(l)
its payment obligations under this Contract rank not less than pari passu in right of payment with all other present and future unsecured and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally;

(m)	it is in compliance with all undertakings under Article 6 and 7;

(n)	no loss of rating clause or financial covenants exist under any Principal Bank Facility which are more restrictive than the ones contained in the Contract;

(o)	it is not required to make any deduction for or on account of tax from any payment it may make under the Finance Documents to the Bank;

0015274-0000214 BK:37209258.7    36

(p)	neither it, nor any of its Subsidiaries is or is required to be registered as an "investment company" under the US Investment Company Act of 1940;

(q)
no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Change and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Change;

(r)
at the date the Guarantor enters into the Guarantee Agreement and after and giving effect to the incurrence of any of the Guarantor's obligations under the Guarantee Agreement, the Guarantor is Solvent; and

(s)
subject to the reservations as to matters of law set out in the legal opinions provided to the Bank under Article 1.04A, the choice of English law as the governing law of the Finance Documents and the submission to the jurisdiction of the English courts will be recognised and enforced in England.

6.12D	Acknowledgement
Each of the Borrowers acknowledges that it has made the representations and warranties contained in Article 6.12 with the intention of inducing the Bank to enter into this Contract and that the Bank has entered into this Contract on the basis of, and in full reliance on, each of such representations and warranties. Each of the Borrowers represents and warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties misleading.

6.12E	Repetition
The representations and warranties set out above shall survive the execution of this Contract and are, with the exception of the representations and warranties in Article 6.12B(e), (i), (j), (k) and (l), and 6.12C(f), (j), (k) and (l) deemed repeated on the date of each Disbursement Request, each Scheduled Disbursement Date and on each Payment Date, by reference to the facts and circumstances then existing.

Article 7
Security
The undertakings in this Article 7 remain in force from the date of this Contract for so long as any amount is outstanding under this Contract or the Credit is in force.

7.01	Guarantee
The obligations of the Bank under this Contract are conditional upon the prior execution and delivery to the Bank of the Guarantee Agreement in form and substance satisfactory to it, whereby

0015274-0000214 BK:37209258.7    37

the Guarantor unconditionally guarantees the due performance of the Borrowers' financial obligations under this Contract. The Borrowers hereby acknowledge and consent to the terms of the Guarantee Agreement.

7.02	Negative pledge and sale / leasebacks

(a)	In this Contract "Quasi-Security" means an arrangement or transaction described in Article 7.02(c) below.

(b)	The Borrowers and the Guarantor shall not, and the Guarantor shall ensure that no other member of the Group will, create or permit to subsist any Security over any of its assets.

(c)
The Borrowers and the Guarantor shall not, and the Guarantor shall ensure that no other member of the Group will, enter into any arrangement or transaction on assets or receivables or money (such as the sale, transfer or other disposal of assets on terms whereby they are or may be leased to or re-acquired by the Borrowers, the Guarantor or any other member of the Group, the sale, transfer or otherwise dispose of any receivables on recourse terms or any arrangement under which money or the benefit of a bank account or other account may be applied or set-off or made subject to a combination of accounts or any preferential arrangement having a similar effect) in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above shall not apply to any Security (or, as the case may be, Quasi-Security), which is a Permitted Security.

(e)	The Borrowers and the Guarantor shall not, and the Guarantor shall ensure that no other member of the Group will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by either of the Borrowers or the Guarantor or any other member of the Group; or

(ii)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, except:

(x)	any such sale, transfer or disposal approved by the Bank;

(y)	any such sale, transfer or disposal made to another member of the Group;

(z)
any such sale, transfer or disposal (other than those set out in paragraph (x) or (y) above) of such assets the book value of which (when aggregated with (i) the aggregate book value of Security created or subsisting under paragraph (i) of the definition of Permitted Security; and (ii) the book value of any other such sale, transfer or disposal of such assets not allowed under the subparagraphs (x) or (y) above), does not exceed the greater of USD 150,000,000 (one hundred and fifty million dollars) (or its equivalent in another currency or currencies) and 10% of Consolidated Net Tangible Assets.

7.03	Pari passu ranking
Each Borrower and the Guarantor shall ensure that its payment obligations under this Contract rank, and will rank, not less than pari passu in right of payment with all other present and future unsecured

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and unsubordinated obligations under any of its debt instruments except for obligations mandatorily preferred by law applying to companies generally.

7.04	Clauses by inclusion
If either Borrower, the Guarantor or any other member of the Group concludes with any other financial creditor a Principal Bank Facility that includes a loss-of-rating clause or a covenant or other provision regarding its financial ratios, if applicable, that is stricter than any equivalent provision of this Contract, that Borrower or the Guarantor shall inform the Bank and both of the Borrowers and the Guarantor shall, at the request of the Bank, execute an agreement to amend this Contract so as to provide for an equivalent provision in favour of the Bank.

Article 8
Information and Visits

8.01	Information concerning the Project
Each Borrower shall:

(a)	deliver to the Bank:

(i)	the information in content and in form, and at the times, specified in Schedule A.2 or otherwise as agreed from time to time by the parties to this Contract; and

(ii)
any such information or further document concerning the financing, procurement, implementation, operation and environmental matters of or for the Project as the Bank may reasonably require within a reasonable time, provided always that if such information or document is not delivered to the Bank on time, and that Borrower does not rectify the omission within a reasonable time set by the Bank in writing, the Bank may remedy the deficiency, to the extent feasible, by employing its own staff or a consultant or any other third party, at that Borrower's expense and that Borrower shall provide such persons with all assistance necessary for the purpose;

(b)
submit for the approval of the Bank without delay any material change to the Project, also taking into account the disclosures made to the Bank in connection with the Project prior to the signing of this Contract, in respect of, inter alia, the price, design, plans, timetable or to the expenditure programme or financing plan for the Project;

(c)	promptly inform the Bank of:

(i)
any action or protest initiated or any objection raised by any third party or any genuine complaint received by a Borrower or any material Environmental Claim that is to its knowledge commenced, pending or threatened against it with regard to environmental or other matters affecting the Project;

(ii)	any fact or event known to a Borrower, after due enquiry, which may substantially prejudice or affect the conditions of execution or operation of the Project;

0015274-0000214 BK:37209258.7    39

(iii)	any genuine allegation, complaint or information with regard to Criminal Offences related to the Project;

(iv)	any non-compliance by it with any applicable Environmental Law relevant to the Project; and

(v)	any suspension, revocation or modification of any Environmental Approval known to a Borrower, after due enquiry, and set out the action to be taken with respect to such matters.

(d)	A Borrower need not provide information to the Bank under Articles 8.01 or 8.02 if that information has already been provided to the Bank by the other Borrower.

8.02	Information concerning the Borrowers
Each Borrower shall:

(a)	deliver to the Bank:

(i)	as soon as they become available but in any event within 90 days after the end of each of the Guarantor's financial years:

(A)	the Guarantor's consolidated annual report, balance sheet, profit and loss account and auditor's report for that financial year; and

(B)	a Compliance Certificate as set out in Schedule E.3 signed by two managers confirming compliance with Article 6.10 and with evidence of such compliance and related calculations;

(ii)	as soon as they become available but in any event within 45 days after the end of each of the relevant accounting periods:

(A)	the Guarantor's interim consolidated quarterly report, balance sheet and profit and loss account for each of the first three quarters of each of its financial years; and

(B)	a Compliance Certificate as set out in Schedule E.3 signed by two managers confirming compliance with Article 6.10 and with evidence of such compliance and related calculations;

(iii)
as soon as possible but in any event within 210 days after the end of each of the Borrower's financial years a Compliance Certificate as set out in Schedule E.3 signed by two managers confirming compliance with Article 6.10 and with evidence of such compliance and related calculations and, upon request by the Bank, each Borrower's annual report, balance sheet and profit and loss account for that financial year;

(iv)
within 45 days of 30 June and 31 December in each financial year, confirmation from the Borrower or Guarantor of the Group’s current outstanding debt financing, including a breakdown of figures in respect of each borrower;

(v)	promptly upon the issuance thereof, copies of all reports, if any, to or other documents filed by any member of the Group with the SEC under the US

0015274-0000214 BK:37209258.7    40

Securities Act of 1933 or the US Securities Exchange Act of 1934 (other than on Form S- 8 or 8-A or similar forms) including for the avoidance of doubt the Group 20F SEC Filings;

(vi)	from time to time, such further information on its general financial situation as the Bank may reasonably require,
Information required to be delivered under this paragraph (a)(i)(A), (a)(ii)(A), (iv) or (a)(v) shall be deemed to have been distributed to the Bank if such information shall be available to the Bank on the website of the Securities and Exchange Commission at http://www.sec.gov and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Bank providing notice of such availability; and

(b)	inform the Bank immediately of:

(i)	any material alteration to its articles of association;

(ii)	any fact which obliges it to prepay any Financial Indebtedness;

(iii)	any event or decision that constitutes or may result in the events described in Article 4.03A;

(iv)	any change in any Credit Rating;

(v)	any decision on its part to grant any Security over any of its assets in favour of a third party other than Permitted Security;

(vi)	any relinquishment on its part of any material component of the Project;

(vii)	any fact or event that is reasonably likely to prevent the substantial fulfilment of any obligation of the Borrowers or Guarantor under any Finance Document;

(viii)	any Default having occurred;

(ix)
to the extent permitted by law, any material litigation, arbitration, administrative proceedings or investigation carried out by a court, administration or similar public authority, which, to the best of its knowledge and belief,  is current, imminent or pending against such Borrower or the Guarantor or such Borrower’s or the Guarantor’s or controlling entities or members of such Borrower’s or the Guarantor’s management bodies in connection with Criminal Offences related to the Loan or the Project;

(x)	any measure taken by such Borrower or the Guarantor pursuant to Article 6.05(f) of this Contract; and

(xi)
any litigation, arbitration or administrative proceedings or investigation which is current, or to its knowledge threatened or pending against any member of the Group which might if adversely determined result in a Material Adverse Change.

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8.03	Visits by the Bank
Each Borrower shall, and shall procure that each of the Subsidiaries carrying out any part of the Project will, allow persons designated by the Bank, as well as persons designated by other institutions or bodies of the European Union when so required by the relevant mandatory provisions of European Union law or pursuant to the Horizon 2020 Legal Basis, provided that the Bank shall have given such Borrower reasonable prior notice of any such visit,

(a)	to visit the sites, installations and works comprising the Project;

(b)	to interview representatives of the Borrower and the Guarantor, and not obstruct contact with any other person involved in or affected by the Project; and

(c)
to conduct such on the spot audits and checks as they may wish and review the Borrowers’ and/or Guarantor’s books and records in relation to the execution of the Project and to be able to take copies of related documents to the extent permitted by law.

The Borrowers and shall provide the Bank and the other designated persons, or ensure that the Bank or the other designated persons are provided, with all necessary assistance for the purposes described in this Article.
Disclosure and publication
Each Borrower acknowledges and agrees that:

(a)
the Bank may be obliged to communicate information relating the Borrowers and the Project to any competent institution or body of the European Union in accordance with the relevant mandatory provisions of EU law. European Union law or pursuant to the Horizon 2020 Legal Basis; and

(b)
the Bank may publish in its website or produce press releases containing information related to the financing provided pursuant to this Contract, including the name, address and country of establishment of the Borrowers, and the type of financial support received under this Contract.

Article 9
Charges and expenses

9.01	Taxes, duties and fees
Each Borrower shall pay all taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Contract or any related document and in the creation, perfection, registration or enforcement of any security for the Loan to the extent applicable.
Each Borrower shall pay all principal, interest, indemnities and other amounts due from it under this Contract gross without deduction of any national or local impositions whatsoever; provided that, if that Borrower is obliged to make any such deduction, it will gross up the payment to the Bank so that after deduction, the net amount received by the Bank is equivalent to the sum due.

0015274-0000214 BK:37209258.7    42

9.02	Other charges
Each Borrower shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation enforcement and termination of this Contract or the Guarantee Agreement or any related document, any amendment, supplement or waiver in respect of this Contract or any related document (including all fees and expenses to be invoiced by Allen & Overy LLP, English and United States counsel to the Bank), and in the amendment, creation, management and realisation of any security for the Loan.

9.03	Increased costs, indemnity and set-off

(a)
Each Borrower shall pay to the Bank any sums or expenses incurred or suffered by the Bank as a consequence of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or compliance with any law or regulation made after the date of signature this Contract, in accordance with which (i) the Bank is obliged to incur additional costs in order to fund or perform its obligations under this Contract, or (ii) any amount owed to the Bank under this Contract or the financial income resulting from the granting of the Credit or the Loan by the Bank to the relevant Borrower is reduced or eliminated.

(b)
Without prejudice to any other rights of the Bank under this Contract or under any applicable law, the relevant Borrower shall indemnify and hold the Bank harmless from and against any loss incurred as a result of any payment or partial discharge that takes place in a manner other than as expressly set out in this Contract.

(c)
The Bank may set off any matured obligation due from a Borrower as appropriate, under this Contract (to the extent beneficially owned by the Bank) against any obligation (whether or not matured) owed by the Bank to that Borrower regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Bank may set off in an amount estimated by it in good faith to be the amount of that obligation.

9.4	Currency indemnity
If any sum due from a Borrower under this Contract (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(a)	making or filing a claim or proof against that Borrower; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Borrower shall, as an independent obligation, within 3 (three) Business Days of demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
Both Borrowers waive any right either may have in any jurisdiction to pay any amount under this Contract in a currency or currency unit other than that in which it is expressed to be payable.

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Article 10
Events of Default

10.01	Right to demand repayment
Each Borrower shall repay all or part of the Loan owing by it forthwith, together with accrued interest and all other accrued or outstanding amounts under this Contract, upon written demand being made by the Bank on it in accordance with the following provisions.

10.01A	Immediate demand
The Bank may make such demand immediately:

(a)
if either Borrower or the Guarantor does not pay on the due date any amount payable pursuant to the Finance Documents at the place and in the currency in which it is expressed to be payable, unless (i) its failure to pay is caused by an administrative or technical error or a Disruption Event and (ii) payment is made within 3 (three) Business Days of its due date;

(b)
if any information or document given to the Bank by or on behalf of either Borrower or the Guarantor or any representation or statement made or deemed to be made by either Borrower or the Guarantor in application of the Finance Documents, or in connection with the negotiation or performance of the Finance Documents is, or proves to have been, incorrect, incomplete or misleading in any material respect;

(c)	if, following any default of a Borrower or the Guarantor or any other member of the Group in relation to any loan, or any obligation arising out of any financial transaction, other than the Loan:

(i)
a Borrower or the Guarantor or any other member of the Group is required or is capable of being required or will, following expiry of any applicable contractual grace period, be required or be capable of being required to prepay, discharge, close out or terminate ahead of maturity such other loan or obligation; or

(ii)	any financial commitment for such other loan or obligation is cancelled or suspended,
AND such other loans or obligations or commitments falling under paragraphs (i) and/or (ii) above are in an aggregate principal amount in excess of USD 50,000,000 (fifty million dollars);

(d)
if a Borrower or the Guarantor or any Material Subsidiary is unable to pay its debts as they fall due, or suspends its debts, or makes or, without prior written consent of the Bank, seeks to make a composition with its creditors;

(e)
if any corporate action, legal proceedings or other procedure or step is taken in relation to or an order is made or an effective resolution is passed for the winding up of a Borrower or the Guarantor or any Material Subsidiary, or if a Borrower or the Guarantor or any Material Subsidiary takes steps towards a substantial reduction in its capital, is declared insolvent or suspends or ceases or resolves or threatens to suspend or to cease to carry on the whole or any substantial part of its business or activities;

(f)	if an encumbrancer takes possession of, or a receiver, liquidator, administrator, administrative receiver or similar officer is appointed, whether by a court of competent

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jurisdiction or by any competent administrative authority or by any person, of or over, any part of the business or assets of a Borrower or the Guarantor or any Material Subsidiary or any property forming part of the Project;

(g)	if a Borrower or Guarantor or any Material Subsidiary defaults in the performance of any obligation in respect of any other loan granted by the Bank or financial instrument entered into with the Bank;

(h)	if any distress, expropriation, attachment, execution, sequestration or other process is levied or enforced upon:

(i)
the property (other than property forming part of the Project) of the Borrower or the Guarantor or any Material Subsidiary and is not discharged or stayed within 60 (sixty) days and the book value of the property is in excess of USD 50,000,000 (fifty million dollars); or

(ii)	any property forming part of the Project and is not discharged or stayed within 30 (thirty) days;

(i)	if a Material Adverse Change occurs, as compared with either Borrower’s or the Guarantor's condition at the date of this Contract;

(j)
if it is or becomes unlawful for a Borrower or the Guarantor to perform any of its obligations under Finance Documents or any Finance Documents are not effective in accordance with its terms or is alleged by the Borrower or the Guarantor to be ineffective in accordance with its terms;

(k)
if an ERISA Event shall have occurred that, in the opinion of the Bank, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Change; and/or

(l)	if a Borrower or the Guarantor or any member of the Group defaults in the performance of any obligation in respect of any other loan made to it from the resources of the Bank or the European Union.

10.01B	Demand after notice to remedy
The Bank may also make such demand:

(a)
if a Borrower fails to comply with any obligation under this Contract not being an obligation mentioned in Article 10.01A or the Guarantor fails to comply with any obligation under the Finance Documents; or

(b)
if any fact related to a Borrower or the Project stated in the Recitals materially alters and is not materially restored and if the alteration either prejudices the interests of the Bank as lender to the Borrower or Borrowers or adversely affects the implementation or operation of the Project, unless the non-compliance or circumstance giving rise to the non-compliance is capable of remedy and is remedied to the satisfaction of the Bank within a reasonable period of time specified in a notice served by the Bank on the Borrower or the Guarantor.

10.02	Other rights at law
Article 10.01 shall not restrict any other right of the Bank at law to require prepayment of the Loan.

0015274-0000214 BK:37209258.7    45

10.03	Indemnity

10.03A	Fixed Rate Tranches
In case of demand under Article 10.01 in respect of any Fixed Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with the Prepayment Indemnity on any amount of principal due to be prepaid. Such Prepayment Indemnity shall accrue from the due date for payment specified in the Bank's notice of demand and be calculated on the basis that prepayment is effected on the date so specified.

10.03B	Floating Rate Tranches
In case of demand under Article 10.01 in respect of any Floating Rate Tranche, the Borrower shall pay to the Bank the amount demanded together with a sum equal to the present value of 0.15% (fifteen basis points) per annum calculated and accruing on the amount of principal due to be prepaid in the same manner as interest would have been calculated and would have accrued, if that amount had remained outstanding according to the original amortisation schedule of the Tranche, until the Interest Revision/Conversion Date, if any, or the Maturity Date.
The value shall be calculated at a discount rate equal to the Redeployment Rate applied as of each relevant Payment Date.

10.03C	General
Amounts due by a Borrower pursuant to this Article 10.03 shall be payable on the date of prepayment specified in the Bank's demand.

10.04	Non-Waiver
No failure or delay or single or partial exercise by the Bank in exercising any of its rights or remedies under this Contract shall be construed as a waiver of such right or remedy. The rights and remedies provided in this Contract are cumulative and not exclusive of any rights or remedies provided by law.

Article 11
Law and jurisdiction

11.01	Governing Law
This Contract and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England.

11.02	Jurisdiction
The English courts have exclusive jurisdiction to settle any dispute in connection with this Contract.
The parties agree that English courts are the most appropriate and convenient courts to settle any such dispute in connection with this Contract.
References in this Article 11.02 to a dispute in connection with this Contract include any dispute as to the existence, validity or termination of this Contract.

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11.03	Agent of Service
Without prejudice to any other mode of service allowed under any relevant law, each Borrower hereby appoints Xylem Water Holdings Limited, a company registered in England and Wales with company number 07618426 and having its registered office at c/o Xylem Water Services Ltd, 106 Hawley Lane, Farnborough, Hants, England GU14 8JE as its agent of service for the purposes of accepting service on its behalf of any writ, notice, order, judgement or other legal process. Each Borrower agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

11.04	Forum conveniens and enforcement abroad
Each Borrower:

(a)	waives any objection it may have to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Contract; and

(b)	agrees that a judgment or order of an English court in connection with this Contract is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

11.05	Place of performance
Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Contract, shall be the seat of the Bank.

11.06	Evidence of sums due
In any legal action arising out of this Contract the certificate of the Bank as to any amount or rate due to the Bank under this Contract shall in the absence of manifest error be prima facie evidence of such amount or rate.

Article 12
Final clauses

12.01	Notices to either party
Notices and other communications given under this Contract addressed to either party to this Contract shall be made to the address or facsimile number as set out below, or to such other address or facsimile number as a party previously notifies to the other in writing:

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For the Bank	Attention: Operations
100 boulevard Konrad Adenauer L-2950 Luxembourg Facsimile no: +352 4379 67198 Email: t.kiiha@eib.org and g.schurmans@eib.org
For Borrower 1	Attention: Board of Managers
11, Breedewues, L-1259 Senningerberg Grand Duchy of Luxembourg Facsimile no.: +352 2615 6860 Email: treasury@xyleminc.com

Copies	Attention: Treasurer
Xylem Inc.
1 International Drive
Rye Brook, NY 10573
United States
Facsimile no.: 914-323-5800
Email: treasury@xyleminc.com

Attention: General Counsel
Xylem Inc.
1 International Drive
Rye Brook, NY 10573
United States
Facsimile no.: 914-323-5997
Email: general.counsel@xyleminc.com

For Borrower 2	Attention: Board of Managers 11, Breedewues, L-1259 Senningerberg Grand Duchy of Luxembourg Facsimile no.: +352 2615 6860 Email: treasury@xyleminc.com
Copies	Attention: Treasurer

Xylem Inc.
1 International Drive
Rye Brook, NY 10573
United States
Facsimile no.: 914-323-5800
Email: treasury@xyleminc.com

Attention: General Counsel
Xylem Inc.
1 International Drive
Rye Brook, NY 10573
United States
Facsimile no.: 914-323-5997
Email: general.counsel@xyleminc.com

12.02	Form of notice
Any notice or other communication given under this Contract must be in writing.
Notices and other communications, for which fixed periods are laid down in this Contract or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter, email or facsimile. Such

0015274-0000214 BK:37209258.7    48

notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter, on receipt of transmission in relation to a facsimile or the date when the email is sent in relation to an email message from the Bank to a Borrower or the Guarantor, as applicable, or when confirmed by return email by an authorised officer of the Bank to have been received in readable form, in the case of an email sent by a Borrower or the Guarantor, as applicable, to the Bank.
Other notices and communications may be made by hand delivery, registered letter or facsimile or, to the extent agreed by the parties by written agreement, by email or other electronic communication.
Without affecting the validity of any notice delivered by facsimile or email according to the paragraphs above, a copy of each notice delivered by facsimile or email shall also be sent by letter to the relevant party on the next following Business Day at the latest.
Notices issued by the Borrower pursuant to any provision of this Contract shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Borrower and the authenticated specimen signature of such person or persons.

12.03	Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Contract may not enforce or enjoy the benefit of any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, except as provided under the Guarantee Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of this Contract.

12.04	Counterparts
This Contract may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

12.05	Invalidity
If at any time any term of this Contract is or becomes illegal, invalid or unenforceable in any respect, or this Contract is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Contract or the effectiveness in any other respect of this Contract in that jurisdiction; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Contract or the effectiveness of this Contract under the laws of such other jurisdictions.

12.06	Amendments
Unless otherwise expressly provided in this Contract, any amendment to this Contract shall be made in writing and shall be signed by the parties hereto.

12.07	Recitals, Schedules and Annex
The Recitals and following Schedules form part of this Contract:

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Schedule A	Technical Description and Reporting
Schedule B	Definition of EURIBOR and LIBOR
Schedule C	Forms for Borrower
Schedule D	Interest Rate Revision and Conversion
Schedule E	Conditions Precedent and Certificates of the Borrower and the Guarantor
Schedule F	Form of Solvency Certificate
The following Annex is attached hereto:

Annex	Borrower's written resolutions of the managers and authorisation of signatory

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IN WITNESS WHEREOF the parties hereto have caused this Contract to be executed in four originals in the English language.
At Luxembourg and Rye Brook, NY, this 28 day of October 2016.

Signed for and on behalf of EUROPEAN INVESTMENT BANK

/s/HANNA KARCZEWSKA	/s/TIMO KIIHA
HANNA KARCZEWSKA	TIMO KIIHA
Head of Division	Deputy Head of Division
Signed for and on behalf of XYLEM HOLDINGS S.À R.L. as Borrower 1
/s/SAMIR PATEL	/s/PASCALE WAGNER
SAMIR PATEL	PASCALE WAGNER
Manager	Manager

Signed for and on behalf of XYLEM INTERNATIONAL S.À R.L. as Borrower 2
/s/SAMIR PATEL	/s/PASCALE WAGNER
SAMIR PATEL	PASCALE WAGNER
Manager	Manager

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Signed for and on behalf of XYLEM INC. as Guarantor
/s/SAMIR PATEL
SAMIR PATEL Vice President & Treasurer

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Schedule A
Project Specification and Reporting
A.1     Technical Description (Article 6.02)
Purpose, Location
The project concerns selected investments in Research, Development and Innovation (“RDI”) in the field of sustainable water and wastewater solutions over the period 2017-2019. The project aims at developing new capabilities and smart technologies to drive growth and sustain Xylem Group’s unique water pure-play position.
The RDI activities will be carried out at Xylem Group’s R&D units in Sweden (51%), Germany (24%), Italy (11%), UK (7%), Hungary (4%) and Austria (3%).
Description
The Project includes Research and Development activities on new products and processes as well as development on existing products (“RDE”). The Project activities to be carried out in six (6) R&D units and the main objectives are the following:

•
Transport: RDE activities focusing on efficiency and functionality improvements in equipment and services involved in the movement of wastewater. Main objective is the development of non-clogging highly energy efficient wastewater submersible pumps equipped with integrated sensors and monitoring systems.

•	Treatment: RDE activities focusing on improved water productivity and water quality and on developing advanced water solutions. Main objectives are:

o	Development and field testing of reuse systems for the agricultural and industrial sector, with focus on the reduction of micro-pollutants (pharma and viruses) and nutrients.

o	Integrating auto-control functions as well as interconnecting mixers and blowers to create self-adaptable/adjustable units.

•
Dewatering: RDE activities focusing on reliable, efficient and compact draining technologies. Main objective is development of small-sized intelligent drainage pump systems - with lower weight, improved wear resistance, and integrated snoring sensors.

•
Analytics: The activities focus on intelligent and connected (IoT based) monitoring and control devices and related services. The main objective is the development of advanced sensors and meters to enable built-in digital control, wireless communications and diagnostic capabilities.

•	Applied Water Systems (“AWS”): The R&D activities focus on superior energy efficient clean water pumping systems. Main objectives are:

o	Development of a full line of new high efficiency motors in the bigger capacity range (up to 22kw)

o	Further development of smart compact and modular clean water systems

•	Corporate R&D (Technology Council): These R&D activities focus on longer term, higher risk projects to build the core for future developments by the relevant divisions. The main subjects are:

0015274-0000214 BK:37209258.7    53

o	nanotechnology-enabled sensors (lab-on-chip and biosensors);

o	additive manufacturing;

o	cloud-connectivity;

o	new business models – pay-per-use.
Calendar
The Project covers the activities from January 2017 up to and including December 2019.

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A.2     Information Duties under Article 8.01(a)

1.	Dispatch of information: designation of the person responsible

The information below has to be sent to the Bank under the responsibility of:

Contact
Company	Xylem Inc.
Contact person	Vikram Nanwani
Title	Technology Director
Function / Department financial and technical	-
Address	11 Breedewues, L-1259 Senningerberg, Luxembourg
Phone	352 261 568 57
Fax	-
Email	Vikram.nanwani|xyleminc.com

The above-mentioned contact person(s) is (are) the responsible contact(s) for the time being.
The Borrower shall inform the Bank immediately in case of any change.

2.	Information on the Project’s implementation

The Borrowers shall deliver to the Bank the following information on project progress during implementation at the latest by the deadline indicated below.

Document / information	Deadline	Frequency of reporting
Project Progress Report

-    A brief update on the Technical Description, explaining the reasons for significant changes vs. initial scope;
-    Update on the date of completion of each of the main project’s components, explaining reasons for any possible delay;
-    Update on the cost of the Project, explaining reasons for any possible cost variations vs. initial budgeted cost;
-    A description of any major issue with impact on the environment;
-    Any significant issue that has occurred and any significant risk that may affect the Project’s operation;
-    Any legal action concerning the Project that may be on-going.
	31st March 2018	Mid-term review

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3.	Information on the end of works and first year of operation

The Borrowers shall deliver to the Bank the following information on project completion and initial operation at the latest by the deadline indicated below.

Document / information	Date of delivery to the Bank
Project Completion Report, including:
-    A final Technical Description of the Project as completed, explaining the reasons for any significant change compared to the Technical Description in A.1.;
-    The date of completion of each of the main project’s components, explaining reasons for any possible delay;
-    The final cost of the Project, explaining reasons for any possible cost variations vs. initial budgeted cost;
-    Employment effects of the Project: person-days required during implementation as well as permanent new jobs created;
-    A description of impact on the environment or social impacts
-    Update on the Project’s results/applications and comments;
-    Any significant issue that has occurred and any significant risk that may affect the Project’s operation;
-    Any legal action concerning the Project that may be on-going.
-    An update on the following Monitoring Indicators.

31st March 2021

Outputs	Units
National or international patents applications	nr/yr
National or international patents granted	nr/yr
Outcomes
% of sales and services from new products (vitality index)%
Return on Investment of RDI	%
Project specific indicators
Total sales of the promoter	EUR m
Percentage of promoter’s sales supported by the project	%
Total employment of the promoter	FTEs
Percentage of promoter’s employment supported by the project	%
Portfolio balance (Support/VE/NP/Breakthrough	Split in % of total EU R&D
Core result indicators
Improved energy efficiency of products	%
Improved life-cycle-cost	%
Sustained Employment in R&D	FTEs

Language of reports	English

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Schedule B
Definitions of EURIBOR and LIBOR

A.	EURIBOR
"EURIBOR" means:

(a)	in respect of a relevant period of less than one month, the Screen Rate (as defined below) for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)
in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “EURIBOR Representative Period”).
For the purposes of paragraphs (b) and (c) above, “available” means the rates, for given maturities, that are calculated and published by Global Rate Set Systems Ltd (GRSS), or such other service provider selected by the European Money Markets Institute (EMMI), under the sponsorship of EMMI and EURIBOR ACI, or any successor to that function of EMMI and EURIBOR ACI as determined by the Bank.
“Screen Rate” means the rate of interest for deposits in EUR for the relevant period as published at 11h00, Brussels time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) Relevant Business Days prior to the first day of the relevant period, on Reuters page EURIBOR 01 or its successor page or, failing which, by any other means of publication chosen for this purpose by the Bank.
If such Screen Rate is not so published, the Bank shall request the principal euro-zone offices of four major banks in the euro-zone, selected by the Bank, to quote the rate at which EUR deposits in a comparable amount are offered by each of them as at approximately 11h00, Brussels time, on the Reset Date to prime banks in the euro-zone interbank market for a period equal to the EURIBOR Representative Period. If at least 2 (two) quotations are provided, the rate for that Reset Date will be the arithmetic mean of the quotations.
If fewer than 2 (two) quotations are provided as requested, the rate for that Reset Date will be the arithmetic mean of the rates quoted by major banks in the euro-zone, selected by the Bank, at approximately 11h00, Brussels time, on the day which falls 2 (two) Relevant Business Days after the Reset Date, for loans in EUR in a comparable amount to leading European Banks for a period equal to the EURIBOR Representative Period.
If no rate is available as provided above, EURIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

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B.	LIBOR USD
"LIBOR" means, in respect of USD:

(a)	in respect of a relevant period of less than one month, the Screen Rate for a term of one month;

(b)	in respect of a relevant period of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)
    in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the rate is taken or from which the rates are interpolated being the “LIBOR USD Representative Period”).
For the purposes of paragraphs (b) and (c) above, “available” means “calculated and published” under the aegis of the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) for given maturities.
“Screen Rate” means the rate of interest for deposits in USD for the relevant period as set by the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) and released by financial news providers at 11h00, London time, or at a later time acceptable to the Bank on the day (the “Reset Date”) which falls 2 (two) London Business Days prior to the first day of the relevant period.
If such Screen Rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market selected by the Bank to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00, London time, on the Reset Date, to prime banks in the London interbank market for a period equal to the LIBOR USD Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If fewer than 2 (two) quotations are provided as requested, the Bank shall request the principal New York City offices of 4 (four) major banks in the New York City interbank market, selected by the Bank, to quote the rate at which USD deposits in a comparable amount are offered by each of them at approximately 11h00, New York City time, on the day falling 2 (two) New York Business Days after the Reset Date, to prime banks in the European market for a period equal to the LIBOR USD Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

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C.	LIBOR GBP
"LIBOR" means, in respect of GBP:

(a)	in respect of a relevant period of less than one month, the Screen Rate for a term of one month;

(b)	in respect of a relevant period or of one or more months for which a Screen Rate is available, the applicable Screen Rate for a term for the corresponding number of months; and

(c)
    in respect of a relevant period of more than one month for which a Screen Rate is not available, the rate resulting from a linear interpolation by reference to two Screen Rates, one of which is applicable for a period next shorter and the other for a period next longer than the length of the relevant period,

(the period for which the Screen Rate is taken or from which the Screen Rates are interpolated being the “LIBOR GBP Representative Period”)
For the purposes of paragraphs (b) and (c) above, “available” means “calculated and published” under the aegis of the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) for given maturities.
“Screen Rate” means the rate of interest for deposits in GBP for the relevant period as set by the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited as determined by the Bank) and released by financial news providers at 11h00, London time, or at a later time acceptable to the Bank on the day (the “Reset Date”) on which the relevant period starts or, if that day is not a Business Day in London, on the next following day which is such a Business Day.
If such Screen Rate is not so released by any financial news provider acceptable to the Bank, the Bank shall request the principal London offices of 4 (four) major banks in the London interbank market, selected by the Bank, to quote the rate at which GBP deposits in a comparable amount are offered by each of them at approximately 11h00, London time, on the Reset Date, to prime banks in the London interbank market for a period equal to the LIBOR GBP Representative Period. If at least 2 (two) such quotations are provided, the rate will be the arithmetic mean of the quotations provided.
If fewer than 2 (two) quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted at approximately 11h00, London time, on the Reset Date by major banks in London (selected by the Bank) for loans in GBP in a comparable amount to leading European banks for a period equal to the LIBOR GBP Representative Period.
If no rate is available as provided above, LIBOR shall be the rate (expressed as a percentage rate per annum) which is determined by the Bank to be the all-inclusive cost to the Bank for the funding of the relevant Tranche based upon the then applicable internally generated Bank reference rate or an alternative rate determination method reasonably determined by the Bank.

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D.	General
For the purposes of the foregoing definitions:

(a)	"London Business Day" means a day on which banks are open for normal business in London and "New York Business Day" means a day on which banks are open for normal business in New York.

(b)	All percentages resulting from any calculations referred to in this Schedule will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with halves being rounded up.

(c)	The Bank shall inform the Borrower without delay of the quotations received by the Bank.

(d)	If any of the foregoing provisions becomes inconsistent with provisions adopted under the aegis of:

(i)	EMMI and EURIBOR ACI (or any successor to that function of EMMI and EURIBOR ACI as determined by the Bank) in respect of EURIBOR; or

(ii)	the ICE Benchmark Administration Limited (or any successor to that function of the ICE Benchmark Administration Limited, as determined by the Bank) in respect of LIBOR, the Bank may by notice to the Borrower amend the provision to bring it into line with such other provisions.

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Schedule C
Forms for Borrower
C.1     Form of Disbursement Offer/Acceptance (Articles 1.02B and 1.02C)
To:    [Xylem Holdings S.à r.l.]/[Xylem International S.à r.l.]1
From:    European Investment Bank
Date:

Subject:	Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank Xylem Holdings S.à r.l. and Xylem International S.à r.l. dated [●] (the "Finance Contract")
FI number: 85641…………    Serapis number: 20150844………

Dear Sirs,
We refer to the Finance Contract. Terms defined in the Finance Contract have the same meaning when used in this letter.
Following your request for a Disbursement Offer from the Bank, in accordance with Article 1.02B of the Finance Contract, we hereby offer to make available to you the following Tranche:

(a)	Currency and amount to be disbursed and its EUR equivalent:

(b)	Scheduled Disbursement Date:

(c)	Interest rate basis:

(d)	Interest payment periodicity:

(e)	Payment Dates:

(f)	Terms for repayment of principal:

(g)	The first and last principal repayment dates:

(h)	The Interest Revision/Conversion Date2:

(i)	The Fixed Rate or Spread, applicable until the Interest Revision/Conversion Date, if any, or until the Maturity Date:
To make the Tranche available subject to the terms and conditions of the Finance Contract, the Bank must receive a Disbursement Acceptance in the form of a copy of this Disbursement Offer duly signed on your behalf, to the following fax number [__] no later than the Disbursement Acceptance Deadline of [time] Luxembourg time on [date].

(a)	A Borrower: [Xylem Holdings S.à r.l.]/[Xylem International S.à r.l.]3

1 Delete as applicable.
    2 If there is any, for an amount which is not less than EUR 10 million or the equivalent thereof.
    3 Delete as applicable but to match the addressee of the letter.

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The Disbursement Acceptance must be accompanied (if it has not been previously supplied) by:

(i)
the indication of the Borrower's bank account (with the appropriate format for the relevant currency in line with local banking practice, including the IBAN and BIC) where disbursement of the Tranche should be made; and

(ii)	evidence of the authority of the person or persons authorised to sign it on behalf of the Borrower and the specimen signature of such person or persons.
If not accepted by the above stated time, the offer contained in this document shall be deemed to have been refused and shall automatically lapse.
If you do accept the Tranche as described in this Disbursement Offer, all the related terms and conditions of the Finance Contract shall apply, in particular, the provisions of Article 1.04 (Conditions of disbursement) .
Yours faithfully,

EUROPEAN INVESTMENT BANK

We hereby accept the above Disbursement Offer:

For and behalf of [Xylem Holdings S.à r.l.]/[Xylem International S.à r.l.]4

Date:

We, as Guarantor under the Deed of Guarantee and Indemnity between the European Investment Bank and Xylem Inc. dated <>, consent to the Borrower's acceptance of the above Disbursement Offer:

For and behalf of Xylem Inc. (as Guarantor)
Date:

4 Delete as applicable but to match the addressee of the letter.

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Schedule D
Interest Rate Revision and Conversion
If an Interest Revision/Conversion Date has been included in the Disbursement Offer for a Tranche, the following provisions shall apply.

A.	Mechanics of Interest Revision/Conversion
Upon receiving an Interest Revision/Conversion Request the Bank shall, during the period commencing 60 (sixty) days and ending 30 (thirty) days before the Interest Revision/Conversion Date, deliver to the Borrower an Interest Revision/Conversion Proposal stating:

(a)	the Fixed Rate and/or Spread that would apply to the Tranche, or the part thereof indicated in the Interest Revision/Conversion Request pursuant to Article 3 ; and

(b)
that such rate shall apply until the Maturity Date or until a new Interest Revision/Conversion Date, if any, and that interest is payable quarterly, semi-annually or annually in arrear on designated Payment Dates.

The Borrower may accept in writing an Interest Revision/Conversion Proposal by the deadline specified therein.
Any amendment to the Contract requested by the Bank in this connection shall be effected by an agreement to be concluded not later than 15 (fifteen) days prior to the relevant Interest Revision/Conversion Date.

B.	Effects of Interest Revision/Conversion
If the Borrower duly accepts in writing a Fixed Rate or a Spread in respect of an Interest Revision/Conversion Proposal, the Borrower(s) shall pay accrued interest on the Interest Revision/Conversion Date and thereafter on the designated Payment Dates.
Prior to the Interest Revision/Conversion Date, the relevant provisions of the Contract and Disbursement Offer and Disbursement Acceptance shall apply to the entire Tranche. From and including the Interest Revision/Conversion Date onwards, the provisions contained in the Interest Revision/Conversion Proposal relating to the new interest rate or Spread shall apply to the Tranche (or part thereof) until the new Interest Revision/Conversion Date, if any, or until the Maturity Date.

C.	Non-fulfilment of Interest Revision/Conversion
If the Borrowers do not submit an Interest Revision/Conversion Request or do not accept in writing the Interest Revision/Conversion Proposal for the Tranche or if the parties fail to effect an amendment requested by the Bank pursuant to Paragraph A above, the Borrower shall repay the Tranche (or part thereof) on the Interest Revision/Conversion Date, without indemnity. The Borrowers will repay on the Interest Revision/Conversion Date any part of a Tranche which is unaffected by the Interest Revision/Conversion.

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Schedule E
CERTIFICATES TO BE PROVIDED BY THE BORROWER AND THE GUARANTOR
E.1     Form of Certificate from Borrower (Article 1.04B)
To:    European Investment Bank
From:    Xylem Holdings S.à r.l. and Xylem International S.à r.l.
Date:

Subject:	Finance Contract between European Investment Bank, Xylem Inc., Xylem Holdings S.à r.l. and Xylem International S.à r.l. dated [●] (the "Finance Contract")
FI number 85641…………    Serapis number 20150844………

Dear Sirs,
Terms defined in the Finance Contract have the same meaning when used in this letter.
For the purposes of Article 1.04B of the Finance Contract we hereby certify to you as follows:

(a)	we are in compliance with Article 6.10 and attached is evidence of such compliance and related calculations;

(b)	no Security of the type prohibited under Article 7.02 has been created or is in existence;

(c)	we have sufficient funds available to ensure the timely completion and implementation of the Project in accordance with the Technical Schedule;

(d)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under Article 8.01, save as previously communicated by us;

(e)	no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived;

(f)
no litigation, arbitration administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our subsidiaries any unsatisfied judgement or award;

(g)	the representations and warranties to be made or repeated by us under Article 6.12 are true in all material respects; and

(h)	no Material Adverse Change has occurred, as compared with our condition at the date of the Finance Contract.
Yours faithfully,
For and on behalf of Xylem Holdings S.à r.l. and Xylem International S.à r.l.
Date:

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E.2     Form of Certificate from the Guarantor (Article 1.04B)
[On the Guarantor's letterhead]
To:    European Investment Bank
From:    Xylem Inc.
Date:    <>

Subject:
Disbursement Offer/Acceptance for the Finance Contract between European Investment Bank, Xylem Inc., Xylem Holdings S.à r.l. and Xylem International S.à r.l. dated ● (the "Finance Contract") and Deed of Guarantee and Indemnity between European Investment Bank and Xylem Inc. dated [●] (the "Guarantee Agreement")

FI number 85641…………    Serapis number 20150844………

Dear Sirs,
Terms defined in the Finance Contract and the Guarantee Agreement have the same meaning when used in this letter.
For the purposes of Article 1.04B of the Finance Contract we hereby certify to you as follows:

(a)	no Security of the type prohibited under Article 7.02 of the Finance Contract has been created or is in existence;

(b)	there has been no material change to any aspect of the Project or in respect of which we are obliged to report under the Finance Documents, save as previously communicated by us in writing;

(c)	no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived;

(d)	the representations and warranties to be made or repeated by us under the Finance Documents are true in all material respects;

(e)
no litigation, arbitration, administrative proceedings or investigation is current or to our knowledge is threatened or pending before any court, arbitral body or agency which has resulted or if adversely determined is reasonably likely to result in a Material Adverse Change, nor is there subsisting against us or any of our Subsidiaries any unsatisfied judgement or award which has resulted or is reasonably likely to result in a Material Adverse Change;

(f)	no Material Adverse Change has occurred; and

(g)	no event of the type prohibited under Articles 6.06 or 6.09 of the Finance Contract has occurred.
Yours faithfully,
For and on behalf of Xylem Inc.
Date:

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E.3     Form of Compliance Certificate
To:    European Investment Bank
From:    Xylem Holdings S.à r.l. and Xylem International S.à r.l.
Date:

Subject:	Finance Contract between European Investment Bank, Xylem Inc., Xylem Holdings S.à r.l. and Xylem International S.à r.l. dated [●] (the "Finance Contract")
FI number 85641…………    Serapis number 20150844………

Dear Sirs,
We refer to the Finance Contract. This is a Compliance Certificate. Terms defined in the Finance Contract have the same meaning when used in this Compliance Certificate.
We hereby confirm:

(i)	we are in compliance with Article 6.10. Evidence of such compliance and related calculations are attached to this Compliance Certificate;

(ii)	[insert information regarding asset disposal];

(iii)	no Security of the type prohibited under Article 7.02 has been created or is in existence;

(iv)	[insert table of the Group’s current outstanding debt financing, indicating a breakdown of figures by legal entity.]

(v)
[no Default or Compulsory Prepayment Event has occurred and is continuing unremedied or unwaived. [If this statement cannot be made, this certificate should identify any potential event of default that is continuing and the steps, if any, being taken to remedy it].

Yours faithfully,

For and on behalf of Xylem Holdings S.à r.l. and Xylem International S.à r.l.

[manager]    [manager]

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Schedule F
Form of the Solvency Certificate
Xylem Holdings S.à r.l.
Société à responsabilité limitée
Registered office:11, Breedewues, L-1259 Senningerberg, Grand-Duchy of
Luxembourg
R.C.S. Luxembourg B 77533
("Company 1")
SOLVENCY CERTIFICATE
To: The European Investment Bank
in its capacity as the bank under the Loan Agreement (as defined below)
Dated <>
EUR 105,000,000 Loan Agreement
Dear Sirs,
We, <> and <>5, acting as authorized representatives of the board of managers of the Company pursuant to managers' resolutions taken on <>, refer to a EUR 105,000,000 loan agreement dated [as of the date of this certificate] (the "Loan Agreement") and made between the Company and the Bank (as defined in the Loan Agreement).
As required by the Loan Agreement, we hereby certify that, based on the information collected further to appropriate searches and investigations of the Company's books and records and other information held at the Luxembourg trade and companies register and having made all due enquiry next to the Company's officers and professional advisers, as of the date of this certificate and to the best of our knowledge and belief:

1.
the Company is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire on judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

2.
the Company is not, on the date hereof and will not, as a result of its entry into the Loan Agreement be in a state of cessation of payments (cessation de paiements) and has not lost and will not, as a result of its entry into the Loan Agreement lose its commercial creditworthiness (ébranlement de credit);

3.	the transactions contemplated by the Loan Agreement are not caught by articles 445, 446 and 448 of the Luxembourg code of commerce and article 1167 of the Luxembourg civil code (actio pauliana);

    5 To be signed by authorized representatives.

0015274-0000214 BK:37209258.7    68

4.
no application has been made by the Company or, as far as the Company is aware, by any other person for the appointment of a commissaire, commissaire surveillant, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings; and

5.	no application has been made by the Company for a voluntary or judicial winding-up or liquidation.
We further confirm in the name and on behalf of the Company that, based on our analysis of the transaction as a whole and having made due enquiry with the Company's professional advisers, as at the date of this certificate and to the best of our knowledge and belief:

(i)
the Company is entering into the Loan Agreement in good faith and for the purposes of carrying on its business and there are reasonable grounds for believing that the performance by the Company of the transactions brought into effect or contemplated by the Loan Agreement will be in the best interest and for the corporate benefit of the Company; and

(ii)	the entry into the Loan Agreement by the Company has been made at fair market value and on an arm's length basis.
Unless the context otherwise requires, all capitalised terms used in this certificate which are not defined herein shall have the same meaning ascribed to them in the Loan Agreement.

By:

<>	<>
Manager	Manager

0015274-0000214 BK:37209258.7    69

Schedule G
Form of the Solvency Certificate
Xylem International S.à r.l.
Société à responsabilité limitée
Registered office: 11, Breedewues, L-1259 Senningerberg, Grand Duchy of
Luxembourg
R.C.S. Luxembourg B 144132
("Company 2")
SOLVENCY CERTIFICATE
To: The European Investment Bank
in its capacity as the bank under the Loan Agreement (as defined below)
Dated <>
EUR 105,000,000 Loan Agreement
Dear Sirs,
We, <> and <>6, acting as authorized representatives of the board of managers of the Company pursuant to managers' resolutions taken on <>, refer to a EUR 105,000,000 loan agreement dated [as of the date of this certificate] (the "Loan Agreement") and made between the Company and the Bank (as defined in the Loan Agreement).
As required by the Loan Agreement, We hereby certify that, based on the information collected further to appropriate searches and investigations of the Company's books and records and other information held at the Luxembourg trade and companies register and having made all due enquiry next to the Company's officers and professional advisers, as of the date of this certificate and to the best of our knowledge and belief:

1.
the Company is not subject to bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire on judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

2.
the Company is not, on the date hereof and will not, as a result of its entry into the Loan Agreement be in a state of cessation of payments (cessation de paiements) and has not lost and will not, as a result of its entry into the Loan Agreement lose its commercial creditworthiness (ébranlement de credit);

3.	the transactions contemplated by the Loan Agreement are not caught by articles 445, 446 and 448 of the Luxembourg code of commerce and article 1167 of the Luxembourg civil code (actio pauliana);

    6 To be signed by authorized representatives.

0015274-0000214 BK:37209258.7    70

4.
no application has been made by the Company or, as far as the Company is aware, by any other person for the appointment of a commissaire, commissaire surveillant, juge-commissaire, liquidateur, curateur or similar officer pursuant to any insolvency or similar proceedings; and

5.	no application has been made by the Company for a voluntary or judicial winding-up or liquidation.
We further confirm in the name and on behalf of the Company that, based on our analysis of the transaction as a whole and having made due enquiry with the Company's professional advisers, as at the date of this certificate and to the best of our knowledge and belief:

(i)
the Company is entering into the Loan Agreement in good faith and for the purposes of carrying on its business and there are reasonable grounds for believing that the performance by the Company of the transactions brought into effect or contemplated by the Loan Agreement will be in the best interest and for the corporate benefit of the Company; and

(ii)	the entry into the Loan Agreement by the Company has been made at fair market value and on an arm's length basis.
Unless the context otherwise requires, all capitalised terms used in this certificate which are not defined herein shall have the same meaning ascribed to them in the Loan Agreement.

By:

<>	<>
Manager	Manager

0015274-0000214 BK:37209258.7    71

Annex
Written resolutions of the board of managers of Xylem Holdings S.à r.l. and authorisation of signatory

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Annex
Written resolutions of the board of managers of Xylem International S.à r.l. and authorisation of signatory

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